UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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ARTIO GLOBAL INVESTORS INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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330 Madison Avenue
New York, New York 10017

Dear Stockholder:

You are cordially invited to attend the 2011 annual meeting of stockholders (the “Annual Meeting”) of Artio Global Investors Inc. (“Investors”). Our Annual Meeting will be held on Friday, May 6, 2011, at 9:00 a.m. (Eastern Time). Due to the success of last year’s annual meeting, this year’s Annual Meeting will be a completely “virtual meeting” of stockholders, that is, you may participate solely “by means of remote communication”. You will be able to attend the Annual Meeting, vote and submit your questions during the Annual Meeting via live webcast by visiting www.virtualshareholdermeeting.com/ART2011. Prior to the Annual Meeting, you will be able to vote at www.proxyvote.com.

We are also pleased to be furnishing our proxy materials to stockholders primarily over the Internet. We believe this process will expedite stockholders’ receipt of the materials, lower the costs of our Annual Meeting and conserve natural resources. On March 21, 2011, we commenced the mailing to our stockholders of a notice containing instructions on how to access our Proxy Statement and Annual Report and vote online. The notice also included instructions on how to receive a paper copy of our proxy materials, including the notice of Annual Meeting, Proxy Statement, Annual Report and proxy card. If you elected to receive your proxy materials by mail, the notice of Annual Meeting, Proxy Statement, Annual Report and proxy card from our Board of Directors were enclosed. If you received your proxy materials via e-mail, the e-mail contained voting instructions and Internet links to the Proxy Statement and Annual Report.

The agenda for this year’s Annual Meeting includes the following items:

•	Election of directors;

•	Advisory vote on executive compensation;

•	Advisory vote on frequency of stockholder vote on executive compensation;

•	Ratification of KPMG LLP as our independent registered public accountants; and

•	Such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

Whether or not you plan to attend the Annual Meeting, please read our Proxy Statement for detailed information on each of the proposals. Also, our Annual Report to Stockholders contains information about Investors and our financial performance, including our Annual Report on Form 10-K.

Your vote is important to us and our business and we strongly urge you to cast your vote.

Sincerely,

Richard Pell
Chairman, Chief Executive Officer and
Chief Investment Officer

New York, New York
March 21, 2011

330 Madison Avenue
New York, New York 10017

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held on May 6, 2011

Notice is hereby given that the 2011 annual meeting of stockholders (the “Annual Meeting” or “Meeting”) of Artio Global Investors Inc., a Delaware corporation (the “Company”), will be held on Friday, May 6, 2011, at 9:00 a.m. (Eastern Time). You can attend the Annual Meeting online, vote your shares electronically and submit questions during the Meeting, by visiting www.virtualshareholdermeeting.com/ART2011. Be sure to have your 12-Digit Control Number to access the Annual Meeting. The Annual Meeting will be held for the following purposes:

(1) to elect two directors to hold office until the annual meeting of stockholders of the Company in the year 2014 and until his or her successors are duly elected and qualified;

(2) to provide you with the opportunity to endorse or not to endorse our compensation of the named executive officers of the Company;

(3) to provide you with the opportunity to inform the Company as to whether you wish the Company to include a proposal to vote on the executive compensation of the named executive officers in our proxy statement every one, two or three years;

(4) to ratify the appointment of KPMG LLP as our independent registered public accountants for the fiscal year ending December 31, 2011; and

(5) to transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

Stockholders of record at the close of business on March 14, 2011, are entitled to notice of, and to vote at, the Annual Meeting. Prior to the Annual Meeting, those stockholders will be able to vote at www.proxyvote.com. Each stockholder is entitled to one vote for each share of any class of our common stock held at that time. A list of these stockholders will be open for examination by any stockholder for any purpose germane to the Annual Meeting for a period of 10 days prior to the Annual Meeting through the Corporate Secretary at our principal executive offices at 330 Madison Avenue, New York, New York 10017, and electronically during the Annual Meeting at www.virtualshareholdermeeting.com/ART2011 when you enter your 12-Digit Control Number.

You have three options for submitting your vote before the Annual Meeting:

•	Internet;

•	Phone; or

•	Mail.

We encourage you to vote promptly, even if you plan to attend the Annual Meeting.

By Order of the Board of Directors,

Adam R. Spilka
Corporate Secretary

New York, New York
March 21, 2011

Artio Global Investors Inc.
330 Madison Avenue
New York, New York 10017

PROXY STATEMENT
FOR ANNUAL MEETING OF STOCKHOLDERS
To Be Held on May 6, 2011

This Proxy Statement is furnished to the stockholders of Artio Global Investors Inc. (the “Company” or “Investors”) and subsidiaries (collectively, “we,” “us” or “our”) in connection with the solicitation of proxies by the Board of Directors of the Company (the “Board of Directors” or the “Board”) for use at the annual meeting of stockholders of the Company to be held on Friday, May 6, 2011, at 9:00 a.m. (Eastern Time) (the “Annual Meeting” or the “Meeting”), for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders.

Investors has four subsidiaries, including Artio Global Management LLC (“Investment Adviser”), a registered investment adviser under the Investment Advisers Act of 1940 (the “Advisers Act”), and Artio Global Holdings LLC (“Holdings”), an intermediate holding company. Holdings is approximately 98% owned by Investors, 1% owned by Richard Pell, our Chairman, Chief Executive Officer and Chief Investment Officer (“Pell”), and 1% owned by Rudolph-Riad Younes, our Head of International Equity (“Younes,” together with Pell, the “Principals”).

INTERNET AVAILABILITY OF PROXY MATERIALS

We are relying primarily on the Internet to make available to our stockholders this Proxy Statement and our Annual Report to Stockholders for the fiscal year ended December 31, 2010, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2010 with audited financial statements (the “Annual Report”). Prior to the Annual Meeting stockholders will be able to vote and access these documents, at www.proxyvote.com. At the Annual Meeting, stockholders will be able to attend, vote, access these documents and submit questions by visiting www.virtualshareholdermeeting.com/ART2011.

On March 21, 2011, we commenced the mailing to our stockholders of a Notice of Internet Availability containing instructions on how to access our proxy materials or request a hard copy of our proxy materials, including this Proxy Statement and our Annual Report. The Notice of Internet Availability also provides instructions on how to access your proxy card to be able to vote through the Internet or by telephone. If you received a Notice of Internet Availability by mail, you will not receive a printed copy of the proxy materials unless you request one. Other stockholders, in accordance with their prior requests, have received e-mail notification with instructions about how to access our proxy materials and vote via the Internet, or have been mailed paper copies of our proxy materials and proxy card or vote instruction form.

Internet distribution of proxy materials is designed to expedite receipt by stockholders, lower the cost of the Annual Meeting and conserve natural resources. However, if you received a Notice of Internet Availability by mail and would like to receive a printed copy of our proxy materials, please follow the instructions for requesting such materials contained in the Notice of Internet Availability. If you have previously elected to receive our proxy materials electronically, you will continue to receive these materials via e-mail unless you elect otherwise.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE
STOCKHOLDER MEETING TO BE HELD ON MAY 6, 2011

The Proxy Statement and Annual Report are available at www.proxyvote.com

ATTENDING THE ANNUAL MEETING

The Company will host the Annual Meeting live via the Internet. A summary of the information you need to attend the Annual Meeting online is provided below:

•	Any stockholder can attend the Annual Meeting live via the Internet at www.ir.artioglobal.com

•	Webcast will start at 9:00 a.m. (Eastern Time), but access to the Annual Meeting will be available 15 minutes prior to such time, and we encourage you to login during that period

•	Stockholders may vote and submit questions while attending the Annual Meeting on the Internet

•	Please have your 12-Digit Control Number found on your proxy card to enter the Annual Meeting

•	Instructions on how to attend and participate via the Internet, including how to demonstrate proof of stock ownership, are posted at www.virtualshareholdermeeting.com/ART2011

•	Webcast replay of the Annual Meeting will be available until December 31, 2011 at www.ir.artioglobal.com

ABOUT THE ANNUAL MEETING

Voting Procedures

Stockholders of record at the close of business on March 14, 2011 (the “Record Date”) will be entitled to vote at the Annual Meeting. On the Record Date, there were 41,628,837 shares of the Company’s Class A common stock (the “Class A common stock”), 1,200,000 shares of the Company’s Class B common stock (the “Class B common stock”), and 16,755,844 shares of the Company’s Class C common stock (the “Class C common stock”, and together with the Class A common stock and the Class B common stock, the “Common Stock”), outstanding and entitled to vote. The holders of a majority of the aggregate of the Common Stock issued and outstanding and entitled to vote at the Meeting, present in person or represented by proxy, will constitute a quorum.

Shares of Class A common stock were issued to the public in our September 2009 initial public offering (“IPO”) and in our June 2010 synthetic secondary offering (“Secondary Offering”). The holders of Class A common stock are entitled to one vote per share and a ratable portion of any dividends we may pay. Shares of Class A common stock are listed on the New York Stock Exchange (the “NYSE”) under the symbol “ART”.

Shares of Class B common stock were issued to Messrs. Pell and Younes as part of a reorganization completed in connection with our IPO. Shares of Class B common stock have no economic rights (and therefore no rights to any dividends we may pay) but entitle the holders to one vote per share together with holders of Class A and Class C common stock. Class B common stock is intended solely to provide the Principals with voting interests in Investors commensurate with their economic interests in Holdings. Shares of Class B common stock are not currently, and are not expected to be, registered for public sale or listed on the NYSE or any other securities exchange.

Shares of Class C common stock are held by GAM Holding AG, our former sole stockholder (formerly known as Julius Baer Holding Ltd., “GAM”). Each share of Class C common stock has economic rights that are equivalent to a share of Class A common stock. Shares of Class C common stock entitle the holders to an aggregate vote equal to the greater of (i) the number of votes they would be entitled to on a one-vote-per-share basis and (ii) 20% of the combined voting power of all classes of Common Stock. GAM currently owns more than 20% of all classes of common stock, so each share has one vote per share. Prior to the IPO, GAM entered into a shareholders agreement under which it agreed that, if it has voting power as a holder of Class C common stock in excess of what it would be entitled to on a one-vote-per-share basis, it would, on all matters, vote those excess shares on the same basis and in the same proportion as the votes cast by the holders of our Class A and Class B common stock. If GAM were to transfer the shares of Class C common stock to anyone other than any of its subsidiaries, or us, such shares would automatically convert to an equal number of shares of Class A common stock. In addition, on September 29, 2011, the outstanding shares of Class C common stock will automatically convert into shares of Class A common stock on a one-for-one basis.

Vote Required and the Effect of Abstentions, Withheld Votes and Broker Non-Votes

The person whom the Company appoints to act as the independent inspector of election will treat all Common Stock represented by a returned, properly executed proxy as present for purposes of determining the existence of a quorum at the Annual Meeting. Cumulative voting is not permitted. Votes cast at the Annual Meeting will be counted by representatives of Broadridge Financial Solutions Inc., which is acting as the independent inspector of election.

Abstentions and “broker non-votes” will be counted as present in determining the existence of a quorum. A broker non-vote occurs when a bank or broker holding shares of a beneficial stockholder does not vote on a particular proposal because it has not received instructions from the beneficial stockholder and the bank or broker does not have discretionary voting power for that particular item.

In the election of directors, a director nominee must receive a plurality of the votes of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote, in order to be elected. With respect to the election of directors, votes may be cast FOR a nominee or WITHHELD from a nominee. Abstentions and broker non-votes will have no effect.

The affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting is required to endorse our compensation of the named executive officers of the Company in accordance with Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). With respect to the vote on executive compensation, votes may be cast FOR the proposal or AGAINST the proposal. A stockholder may also abstain from voting on the proposal. Abstentions will have the effect of a negative vote. While our Board of Directors intends to consider carefully the stockholder vote resulting from the proposal, the final vote will not be binding on us and is advisory in nature.

For the purposes of the proposal on frequency of executive compensation votes, which provides for whether to hold an advisory vote on compensation of our named executive officers every one, two, or three years, the option selected by the affirmative vote of a majority of shares present and entitled to vote will be considered the option approved by the stockholders. A stockholder may also abstain from voting on the proposal. Abstentions will have the effect of a negative vote. While our Board of Directors intends to consider carefully the stockholder vote resulting from the proposal, the final vote will not be binding on us and is advisory in nature. Because we are required to offer stockholders four choices with respect to this proposal, it is possible that no choice will receive a majority of stockholder votes.

The affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting is required to ratify the appointment of KPMG LLP, an independent registered public accounting firm, as the Company’s independent registered public accountants. With respect to the ratification of the appointment of KPMG LLP, votes may be cast FOR the proposal or AGAINST the proposal, or a stockholder may abstain from voting on the proposal. Abstentions will have the effect of a negative vote.

Under the rules of the NYSE, brokers that do not receive voting instructions from their customers who are the beneficial holders of the Company’s Common Stock are entitled to vote on the ratification of the appointment of KPMG LLP. Brokers are prohibited from voting on the election of directors and the two advisory votes on executive compensation matters if such beneficial stockholders do not provide voting instructions.

If you return a signed proxy card, but do not indicate specific instructions, your shares will be voted FOR proposals (1), (2) and (4), and your shares will be voted for an advisory vote EVERY YEAR for proposal (3).

How You Can Vote

You can ensure that your shares are voted at the Annual Meeting by submitting your vote instructions by telephone or by the Internet, or by completing, signing, and dating a proxy card. Submitting your instructions or proxy by any of these methods will not affect your ability to attend and vote during the Annual Meeting at www.virtualshareholdermeeting.com/ART2011.

If you are not the holder of record of your shares (i.e., they are held in the name of a broker, bank or other nominee), you will receive a voting card from your broker, bank or other nominee (or an agent acting on behalf of such institution) that you must return to your broker, bank or other nominee or its agent in order for your shares to be voted. Your shares will then be voted by proxy by your broker, bank or other nominee. If you are not a holder of record of your shares, you will be entitled to vote electronically through the Internet or by telephone by following the instructions on the voting card that you receive from your broker, bank or other nominee (or an agent acting on behalf of such institution).

If your shares of Common Stock are held by a broker, bank or other nominee and you wish to vote those shares at the Annual Meeting, you must obtain from the broker, bank or other nominee holding your shares a properly executed legal proxy, identifying you as a stockholder of our Company, authorizing you to act on behalf of the nominee at the Annual Meeting and specifying the number of shares with respect to which the authorization is granted.

Revocation of Proxy

A stockholder who gives a proxy may revoke it at any time before it is exercised by voting at the Annual Meeting via the Internet, delivering a subsequent proxy or notifying the Corporate Secretary of the Company in writing at any time before the original proxy is voted at the Annual Meeting. Any such correspondence must be mailed to the Corporate Secretary’s attention at Artio Global Investors Inc., 330 Madison Avenue, New York, New York 10017 and received before May 6, 2011.

Persons Making the Solicitation

The Board of Directors is soliciting your proxy to provide you with an opportunity to vote on all matters to come before the Annual Meeting, whether or not you attend. We are not incurring any costs in connection with the solicitation of proxies. Our directors, officers and other employees, without additional compensation, may solicit proxies by mail, telephone, e-mail and personal communications.

Board’s Voting Recommendations

The Board of Directors urges you to vote, and solicits your proxy, as follows:

(1) FOR the election of Elizabeth Buse and Francis Ledwidge, the nominees for membership on the Company’s Board of Directors, to serve until the annual meeting of stockholders in the year 2014 and until his or her successor is duly elected and qualified;

(2) FOR approval of the compensation of our named executive officers as discussed in the Compensation Discussion and Analysis, the compensation tables, and the related disclosure contained in this proxy statement under the heading “Executive Compensation”;

(3) To hold an advisory vote on executive compensation EVERY YEAR;

(4) FOR the ratification of the appointment of KPMG LLP as the Company’s independent registered public accountants for the fiscal year ending December 31, 2011; and

(5) At the discretion of the designated proxies, on any other matter that may properly come before the Annual Meeting, and any adjournment or postponement thereof.

The Company’s executive officers and directors owning and having the right to vote 11,552,923 shares, representing approximately 19.4% of the outstanding shares of Common Stock, have stated their present intention to vote their shares FOR the nominees for election as directors, FOR the approval of the compensation of our named executive officers, to hold an advisory vote on executive compensation EVERY YEAR, and FOR the ratification of KPMG LLP as the Company’s independent registered public accountants. Further, GAM, owning and having the sole dispositive right to vote their 16,755,844 shares, representing approximately 27.9% of the outstanding shares of the Common Stock, has stated its present intention to vote its shares FOR the nominees for election as directors, FOR the approval of the compensation of our named executive officers, to hold an advisory vote on executive compensation EVERY YEAR, and FOR the ratification of KPMG LLP as the Company’s independent registered public accountants.

PROPOSAL 1 – ELECTION OF CLASS II DIRECTORS

General Information

Our Board is divided into three classes, with each director serving a three-year term and one class being elected at each year’s annual meeting of stockholders. Ms. Buse and Mr. Ledwidge are Class II directors (with terms expiring at this Annual Meeting). Messrs. Pell and Wisher are Class III directors (with terms expiring in 2012). Messrs. Jackson and Kullberg are Class I directors (with terms expiring in 2013).

At the Annual Meeting, therefore, two directors are proposed to be elected who will serve until the annual meeting of stockholders in 2014 and until his or her respective successor is duly elected and qualified. The persons designated as the Company’s proxies intend to vote FOR the election of the nominees listed below, unless otherwise directed.

The Board has nominated, and the proxies will vote to elect, Ms. Buse and Mr. Ledwidge as members of the Board to serve for a period of three years. Ms. Buse and Mr. Ledwidge have consented to be nominated and to serve, if elected.

The Board has determined that Ms. Buse and Mr. Ledwidge are independent. See “Corporate Governance – Director Independence” for more information on this conclusion.
About the Nominees

Name	Age	Position

Elizabeth Buse	50	Director
Francis Ledwidge	61	Director

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF
MS. BUSE AND MR. LEDWIDGE.

Elizabeth Buse became a director of the Company in September 2009, at the time of the IPO. Since April 2010, she has been Group Executive, International for Visa Inc. Previously, she served as Global Head of Product for Visa Inc. from 2007 to 2010. Prior to that, Ms. Buse was employed at Visa U.S.A. as Executive Vice President of Product Development & Management from 2003 to 2007, Executive Vice President of Emerging Markets & Technologies from 2000 to 2002, and Senior Vice President of Emerging Technologies from 1998 to 2000. Before joining Visa, Ms. Buse was employed by First Data Corporation and Windermere Associates.

Francis Ledwidge became a director of the Company in September 2009, at the time of the IPO. Since 1997 he has been a Managing Partner of Eddystone, LLC and the Chief Investment Officer of Eddystone Capital, LLC. From 1989 to 1995, Mr. Ledwidge served as the Chief Investment Officer of Bankers Trust’s international private banking division in the United States and Switzerland and was later responsible for much of Bankers Trust’s institutional international and global asset management businesses. Prior to that, he worked at Robert Fleming from 1976 to 1989, first as a portfolio manager and director of Robert Fleming Investment Management in London and then as a sell side research director at Eberstadt Fleming in New York. Before joining Flemings, he worked as a buy side analyst at British Electric Traction.

DIRECTORS AND EXECUTIVE OFFICERS

About Directors Continuing in Office and Executive Officers

The following table provides information regarding our directors and executive officers. (Information about Ms. Buse and Mr. Ledwidge, whose terms expire at the Annual Meeting, may be found above.) See “Corporate Governance – Board Structure, Leadership and Nominee Qualifications – Skills, Qualifications and Experience of Our Board” for further information regarding additional skills and attributes of our Board members.

Name	Age	Position

Richard Pell	56	Chairman, Chief Executive Officer and Chief Investment Officer
Glen Wisher	47	President and Director
Francis Harte	49	Chief Financial Officer
Tony Williams	47	Chief Operating Officer
Rudolph-Riad Younes	49	Head of International Equity
Adam Spilka	55	General Counsel and Corporate Secretary
Robert Jackson	65	Director
Duane Kullberg	78	Director

Richard Pell has been our Chief Investment Officer since 1995, and our Chief Executive Officer and one of our directors since December 2007. Prior to December 2007, Mr. Pell served, and continues to serve, as Co-Portfolio Manager of the International Equity strategy and Co-Portfolio Manager of the Total Return Bond strategy. Mr. Pell joined the Julius Baer Group in 1995 subsequent to his tenure as Head of Global Fixed Income with Bankers Trust Company, where he was employed for five years. From 1988 to 1990, Mr. Pell was employed by Mitchell Hutchins Institutional Investors where he served as Head of Corporate Bonds and Mortgage-Backed Securities.

Glen Wisher has been our President since December 2007 and has been a director since September 2004. He joined the Julius Baer Group in 1995 as a fixed income portfolio manager in London. Mr. Wisher was appointed Head of Institutional Asset Management in the U.S. in 2001 and Chief Executive Officer of Julius Baer Americas Inc. in 2004. Prior to joining the Julius Baer Group, Mr. Wisher worked at S.G. Warburg Co. Mr. Wisher also serves on the Board of Artio Global Equity Fund, Inc. and is a trustee of the Artio Global Investment Funds.

Francis Harte has been our Chief Financial Officer since July 2002. Since joining the Julius Baer Group in 2002, Mr. Harte has also served as our Financial and Operations Principal, from 2002 to 2006, and was Senior Vice President and Chief Financial Officer of Bank Julius Baer & Co. Ltd. – New York Branch from 2002 to 2005 and Treasurer and Financial and Operations Principal of GAM USA Inc. from 2005 to September 2007. Prior to this, Mr. Harte acted as a Managing Director and Chief Financial Officer for the North American based activities of Dresdner Kleinwort Benson and, prior to that, Mr. Harte held positions at The First Boston Corporation and Deloitte, Haskins & Sells. He is a Certified Public Accountant in the State of New York.

Tony Williams has been our Chief Operating Officer since December 2007 and served as a member of our Board from 2004 until September 23, 2009. He joined as Chief Operating Officer of Investment Adviser in 2003 and, in 2004, became the Head of Asset Management Americas for Investment Adviser. Prior to that, Mr. Williams acted as Head of Cross Border Strategies at JP Morgan Fleming Asset Management and Chief Operating Officer at Fleming Asset Management in New York. Previously, Mr. Williams was a Client Services Director at Fleming Asset Management, UK.

Rudolph-Riad Younes has been our Head of International Equity since 2001. He joined Investment Adviser as a portfolio manager in 1993 and has served as Co-Portfolio Manager of the International Equity Fund since

1995 and International Equity Fund II since 2005. Prior to joining the Julius Baer Group in 1993, Mr. Younes was an Associate Director at Swiss Bank Corp. He is a Chartered Financial Analyst.

Adam Spilka has been our General Counsel and Corporate Secretary since March 2008. From April 2002 until he joined the firm, Mr. Spilka was Senior Vice President and Counsel of AllianceBernstein L.P. From April 2002 through July 2004 he served as Assistant Secretary; and from July 2004 through March 2008 he was Secretary of AllianceBernstein. Mr. Spilka was head of AllianceBernstein’s Corporate, M&A and Securities Practice Group from July 2003 through March 2008. Prior to April 2002, Mr. Spilka served as Vice President and Counsel at the company now known as AXA Equitable Life Insurance Company. Mr. Spilka began his legal career in 1987 as a corporate associate at Debevoise & Plimpton LLP.

Robert Jackson became a director of the Company in March 2011. From 1995 through 2006, Mr. Jackson held several roles at American Century Investments, an investment management company, including principal financial officer. Prior to joining American Century, Mr. Jackson held various leadership positions at Kemper Corporation, a financial services company. Since his retirement in 2006, he has provided support for his former employer and in 2007 he began to serve as a director of DST Systems, Inc., a position he still retains.

Duane Kullberg became a director of the Company in September 2009, at the time of the IPO. He was Managing Partner and Chief Executive Officer of Arthur Andersen, S.C. from 1980 to 1989. Prior to his becoming Chief Executive Officer, he was a partner in the Minneapolis and Chicago offices and Head of the Audit Practice, worldwide, from 1978 to 1980. Mr. Kullberg has also served as Vice Chairman of the U.S. Japanese Business Council and was a member of the Services Policy Advisory Committee of the Office of the U.S. Trade Representative. He is currently retired, while still serving as a public director on the Chicago Board Options Exchange, which he joined in 1990. Prior to 2007, he served as a member of the boards of Carlson Companies, Inc., Nuveen Investments, Inc. and Visibility, Inc. Mr. Kullberg is a life trustee of Northwestern University, the Art Institute of Chicago and the University of Minnesota Foundation.

CORPORATE GOVERNANCE

The Board of Directors – Board Composition

As of March 2, 2011, our Board consists of six directors. Robert Jackson was appointed as the sixth member of the Board at that time and, as described below, the membership of the committees of the Board was also adjusted in connection with his appointment. Our amended and restated certificate of incorporation provides that our Board will consist of no less than three and no more than 11 persons. The exact number of members on our Board is determined from time to time by resolution of a majority of our full Board.

The directors hold regular meetings, attend special meetings as required and spend such time on the affairs of the Company as their duties require. Pursuant to the Company’s Corporate Governance Guidelines, directors are expected to attend the Company’s annual meeting, all Board meetings, and the meetings of the committees on which they serve. For the year ended December 31, 2010, the Board held a total of 11 meetings, which were regular and special. Each director attended more than 75% of the meetings of the Board and the meetings of the committees on which they sit during this period and the respective chair presided at each meeting. During this time, the independent directors met in executive session quarterly and Mr. Ledwidge, the Lead Director, presided.

Under the terms of Mr. Pell’s employment agreement, Mr. Pell will serve as Chairman of our Board during the period that he remains our Chief Executive Officer, unless he decides to cede this role or declines to stand for reelection to the Board. If Mr. Pell ceases to be a member of our Board, he will be entitled to attend meetings of our Board as an observer until the date on which the restrictions on sale under his exchange agreement with us terminate. Until the later of the date upon which Mr. Younes ceases to be employed by us and the restrictions on sale under the exchange agreement terminate, he will be entitled to attend meetings of our Board as an observer.

As long as GAM directly or indirectly owns shares of our Class C common stock constituting at least 10% of the number of outstanding shares of our Common Stock, it will be entitled to appoint a member to our Board or to exercise observer rights. GAM has opted to appoint an observer to our Board but may in the future decide to appoint a member to our Board. If GAM’s ownership interest in us falls below 10%, it will no longer be entitled to appoint a member to our Board, but it will be entitled to certain observer rights until GAM ceases to own at least 5% of the outstanding shares of our Common Stock.

Board Committees

Audit Committee

Our Audit Committee’s responsibilities include, among others:

•	reviewing the audit plans and findings of our independent registered public accounting firm and our internal audit and risk staff, as well as the results of regulatory examinations, and tracking management’s corrective action plans where necessary;

•	reviewing our financial statements, including any significant financial items and/or changes in accounting policies, with our senior management and independent registered public accounting firm;

•	reviewing our financial risk and control procedures, compliance programs and significant tax, legal and regulatory matters;

•	overseeing the implementation and monitoring of our Whistleblower Policy; and

•	appointing annually our independent registered public accountants, evaluating their qualifications, independence and performance, determining their compensation and setting clear hiring policies for employees or former employees of the independent registered public accountants.

As of March 2, 2011, Messrs. Jackson, Kullberg and Ledwidge serve on the Audit Committee and Mr. Kullberg serves as its Chair. Our Board has determined that Messrs. Jackson, Kullberg and Ledwidge are all financially literate and independent under the NYSE rules and under Rule 10A-3 of the Exchange Act and that Messrs. Kullberg and Jackson are audit committee financial experts within the meaning of the applicable rules of the U.S. Securities and Exchange Commission (“SEC”) and the NYSE. From the IPO through Mr. Jackson’s appointment to the Board, Ms. Buse and Messrs. Kullberg and Ledwidge served on the Audit Committee. In fiscal year 2010, the Audit Committee held a total of nine meetings, four regular and five special.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee’s responsibilities include, among others:

•	making recommendations to the Board regarding the selection of director candidates, qualification and competency requirements for service on the Board and the suitability of proposed nominees as directors;

•	advising the Board with respect to the corporate governance principles applicable to us;

•	overseeing the evaluation of the Board and management; and

•	reviewing and approving any related party transaction, pursuant to our Related Person Transaction Policy.

Since the IPO, Ms. Buse and Messrs. Kullberg and Ledwidge have served on the Nominating and Corporate Governance Committee and Mr. Ledwidge has served as its Chair. In fiscal year 2010, the Nominating and Corporate Governance Committee held five meetings, three regular and two special.

Compensation Committee

Our Compensation Committee’s responsibilities include, among others:

•	reviewing and approving the compensation of our executive officers;

•	overseeing and administering, and making recommendations to our Board with respect to, our cash and equity incentive plans; and

•	reviewing and making recommendations to the Board with respect to director compensation.

As of March 2, 2011, Ms. Buse and Messrs. Jackson and Ledwidge serve on the Compensation Committee and Ms. Buse serves as its Chair. From the IPO through Mr. Jackson’s appointment to the Board, Ms. Buse and Messrs. Kullberg and Ledwidge served on the Compensation Committee. In fiscal year 2010, the Compensation Committee held five meetings, two regular and three special.

The Compensation Committee consults with McLagan Partners, Inc. (“McLagan”), which assisted the Compensation Committee by providing comparative market data on compensation practices and programs. McLagan also provides guidance to the Compensation Committee on industry best practices. McLagan consulted with management, and advised the Compensation Committee, regarding the design of the performance-based long-term incentive awards (described below).

The Compensation Committee also receives formal recommendations from the Human Resources Committee and the Management Committee (internal committees of the Company), which met on several occasions prior to delivering their final recommendations to the Compensation Committee. The Chief Executive Officer attends most Compensation Committee meetings as a guest and is also a member of the Human Resources Committee and Management Committee.

Management discussed the recommendations and supporting analysis of McLagan, and the formal recommendations of the Human Resources Committee and the Management Committee, with the Compensation Committee and its Chair in multiple meetings and phone calls, before the Compensation Committee formally approved 2010 compensation for the named executive officers, the CD&A and issued their report. For further discussion of the role of the Compensation Committee, please see the section of this Proxy Statement entitled “Compensation Discussion and Analysis”.

Compensation Committee Interlocks and Insider Participation

None of our executive officers serves as a member of a compensation committee, or other committee serving an equivalent function, of any entity that has one or more of its executive officers serving as a member of our Board or our Compensation Committee.

Board Structure, Leadership and Nominee Qualifications

Executive Chairman; Lead Director

Our Board and management believe that the choice of whether the Chairman of our Board should be an executive of the Company, or a non-executive or independent director, depends upon a number of factors, taking into account the candidates for the position and the best interests of the Company and its stockholders. Currently, Mr. Pell is both our Chief Executive Officer, Chief Investment Officer and Chairman. His critical role in growing the firm since its beginnings, the high regard in which he is held by employees and clients, and his knowledge of our industry, make him a compelling choice for Chairman. His role is also contractually defined, as pursuant to the terms of Mr. Pell’s employment agreement, he will serve as Chairman of our Board during the period that he remains our Chief Executive Officer, unless he decides to cede his role as Chairman or declines to stand for reelection to the Board. It is possible that after Mr. Pell’s term as Chairman, the Board may determine that a non-executive or independent director should become the Chairman in the future.

Mr. Ledwidge serves as Lead Director for the Company. His continued thoughtfulness about the Company and its business provide the Board with a strong leader who is responsive, organized and well-attuned to the Company’s needs. (Additional information about his skills and qualifications is provided below.)

Skills, Qualifications and Experience of Our Board

Each of our directors brings a number of skills and experiences that has created a Board with a desirable breadth and depth.

Ms. Buse manages a large number of people operating around the world in a global financial services organization, bringing relevant experience to the Company especially as we refine our compensation tools and aim to expand our distribution in other countries. Mr. Kullberg’s experience as Chief Executive Officer of a former “big six” accounting firm and his presence on several corporate boards contributes both financial and public governance expertise. His fluency with the operation of a public audit committee, as well as the intricacies of our financial statements, has contributed significantly to the satisfaction of our public company obligations. Mr. Ledwidge’s asset management experience provides a useful understanding of the demands of investing others’ assets. His extensive knowledge of the industry has significant merit as we continue to diversify our product stream and discuss long-term strategy for the Company. Mr. Jackson has worked in the financial services industry for over 30 years and his extensive knowledge of the mutual fund and financial services industry is of great value as we consider avenues of growth for our business. As the newest member of our Board, he brings a fresh perspective to both the Audit Committee and the Compensation Committee. He was formally recommended to the Board unanimously by the Nominating and Corporate Governance Committee, which included Ms. Buse and Messrs. Kullberg and Ledwidge, and subsequently, the Board unanimously appointed Mr. Jackson.

Mr. Pell, one of our two management directors, offers meticulous insight into the Company’s products and structure, through his role as Chief Investment Officer and Chief Executive Officer. His quarterly reports to the Board regarding the business of the Company offer careful reflection of the Company’s activities, which helps inform the Board’s actions in areas including, but not limited to, compensation, strategy and general disclosure matters. The other management director, Mr. Wisher, as the Company’s President, provides incisive knowledge about the Company’s people, processes and strategies. His day-to-day contact with all aspects of the Company provides the Board with a comprehensive vantage point while also allowing Mr. Wisher to share his anticipatory reactions of stockholders, clients and employees to any given decision the Board may consider.

We have not adopted a formal policy with regard to the consideration of diversity. We believe that our current Board possesses distinct sets of useful experiences and skills that are complementary and that serve to strengthen our Board. As we consider adding additional directors, we are likely to look for a nominee that brings relevant experiences and skills that differ from those already represented on our Board.

Criteria for Nominees

When seeking candidates for the Board, the Nominating and Corporate Governance Committee may solicit suggestions from incumbent directors, management, stockholders or others. The Nominating and Corporate Governance Committee has authority under its charter to retain a search firm for this purpose and elected to do so in February 2011. Generally, after conducting an initial evaluation of a potential candidate, the Nominating and Corporate Governance Committee will interview that candidate if it believes such candidate might be suitable to be a director. The Nominating and Corporate Governance Committee may also ask the candidate to meet with management. If the Nominating and Corporate Governance Committee believes a candidate would be a valuable addition to the Board, it will recommend to the full Board that candidate’s nomination.

The Nominating and Corporate Governance Committee will select each nominee based on the nominee’s skills, achievements and experience. The Nominating and Corporate Governance Committee considers a variety of factors in selecting candidates, including, but not limited to the following: a willingness to commit time and energy, public company experience, relevant business or professional knowledge regarding the financial markets, senior leadership experience in a company with financial and operational similarities to the Company, wisdom, integrity, an understanding and general acceptance of the Company’s corporate philosophy, a proven record of accomplishment with strong organizations, an inquiring mind, a willingness to speak one’s mind and an ability to challenge and stimulate management.

Stockholders may submit candidates for nomination to the Board based on these criteria by writing to the Chair of the Nominating and Corporate Governance Committee c/o Corporate Secretary, Artio Global Investors Inc., 330 Madison Avenue, New York, New York 10017. The Nominating and Corporate Governance Committee will evaluate candidates recommended by stockholders in the same manner as all other candidates.

Director Independence

Under the Company’s Corporate Governance Guidelines, a majority of the Board must be comprised of directors who are independent under the rules of the NYSE. No director will be deemed to be independent unless the Board affirmatively determines that the director has no material relationship with the Company, either directly or as an officer, stockholder or partner of an organization that has a relationship with the Company. The Board observes all criteria established by the NYSE and applicable rules of the SEC. In its review of director independence, the Board considers all relevant facts and circumstances, including without limitation, all personal or business relationships any director may have with the Company or its auditor.

In February 2011, the Board determined the independence of each member of the Board, other than Messrs. Pell and Wisher, in accordance with our Corporate Governance Guidelines. Each director affirmatively determined by the Board to have met the standards set forth in Section 303A.02(b) of the NYSE listing standards is referred to herein as an “Independent Director”. The Board has determined that each of Ms. Buse and Messrs. Jackson, Kullberg and Ledwidge are Independent Directors because none of them had a material relationship with the Company or its auditor. In making this determination, our Board considered all relevant facts and circumstances, as required by applicable NYSE listing standards, including a small holding of Mr. Pell’s in a third-party fund, Eddystone Capital, LLC, where Mr. Ledwidge acts as the Chief Investment Officer.

Board’s Role in Risk Oversight

Management focuses intensely on the area of risk management. It believes in a well-controlled environment in which specific processes are used to identify risks, those risks are more effectively anticipated and managed. We manage risk at multiple levels throughout the organization, including directly by the portfolio managers, at the Chief Investment Officer level, and more broadly through an Enterprise Risk Management framework overseen by the Management Committee. This framework is intended to identify, assess and manage the full range of risks to which our Company is subject.

We continuously manage risk at the investment portfolio level, placing emphasis on identifying investments that work, investments that do not, and what factors influence performance. This approach is not designed to avoid taking risks, but seeks to ensure that the risks we choose to take are rewarded with an appropriate premium opportunity for those risks. Managing portfolio-level risk is an integral component of our investment processes.

Our Board receives quarterly reports regarding our risk management activities, with a focus on the key risks we face. The Board actively oversees the Company’s risk tolerances and risk management efforts by reacting to these reports and continuing to consider ways to strengthen the firm’s risk management activities. The Board benefits from the views and insights of Messrs. Pell and Wisher, who are involved daily with the risks faced by the Company as they fulfill their corporate roles. The overlap of duties eases the flow of communication between management and the Board and aids focus on heightened areas of risks if necessary.

The Audit Committee has also considered the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures (including management’s risk assessment and risk management policies).

Communications with the Board of Directors

Interested parties who wish to communicate with the Board, the Chairman, the Independent Directors as a group or any Independent Director individually to provide comments, report concerns or to ask questions may do so by sending a letter to the Lead Director, c/o General Counsel, Artio Global Investors Inc., 330 Madison Avenue, New York, New York 10017, and should specify (a) the intended recipient or recipients, and (b) whether such communications should be held in confidence. This information is also found on the Investor Relations section of the Company’s website. All such communications, other than unsolicited commercial solicitations or communications, will be forwarded to the appropriate director or directors for review. Any such unsolicited commercial solicitation or communication not forwarded to the appropriate director or directors will be available to any independent director who wishes to review it. The Nominating and Corporate Governance Committee, on behalf of the Board, will review any letters it may receive concerning the Company’s corporate governance processes and will make recommendations to the Board based on such communications. In addition, the Audit Committee has established a Whistleblower Policy pursuant to which the Company’s employees may confidentially communicate with the General Counsel or the Chair of the Audit Committee or may phone the employee report line, which is available 24 hours each day.

Website Access to Corporate Governance Documents

The Company has adopted a Code of Business Conduct (the “Code of Business Conduct”), which applies to all directors, officers and employees. Copies of the charters for the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee, as well as the Company’s Corporate Governance Guidelines (which contain the Company’s independence standards), Code of Business Conduct and Related Person Transaction Policy, are available free of charge on the Company’s website at www.ir.artioglobal.com or by writing to Investor Relations, Artio Global Investors Inc., 330 Madison Avenue, New York, New York 10017. Any amendments of the Code of Business Conduct, and any waivers granted for an executive officer or director, will be posted promptly on the Company’s website.

DIRECTOR COMPENSATION FOR 2010

Annual Fees

Each non-employee director receives the following annual fees for service on our Board and any standing committees of our Board:

•	an annual fee consisting of $60,000 paid in cash and $60,000 of fully vested shares of Class A common stock, subject to transfer restrictions; and

•	an annual fee of $25,000 paid in cash for the Chair of the Audit Committee and $20,000 paid in cash for the Chair of each other standing committee of our Board.

	Fees Earned
	or Paid	Stock
	in Cash	Awards	Total
Name(1)	($)(2)	($)(3)	($)

Elizabeth Buse	80,000	60,000	140,000
Duane Kullberg	85,000	60,000	145,000
Francis Ledwidge	80,000	60,000	140,000

(1)	Mr. Jackson is not included in this table because he joined the Board in March 2011.

(2)	Amounts shown in this column represent the cash fees that were earned for services performed during 2010.

(3)	In accordance with Financial Accounting Standards Board, Accounting Standards Codification 718, amounts shown in this column represent the aggregate grant date fair value of the 2,792 shares of Class A common stock granted to each non-employee director in 2010. For information on aggregate stock holdings of our directors as of February 15, 2011, please see the section of this Proxy Statement entitled “Principal Stockholders”.

Fees in respect of 2010 were paid in May 2010, following the regularly scheduled annual stockholder meeting and we anticipate that future director fees will be paid in the same time frame. If a director joins the Board at any time other than at the annual stockholder meeting, the annual fees (both cash and shares of Class A common stock) will be paid at the time that the director joins the Board and prorated for the portion of the calendar year for which the director will serve. The directors have the right to elect to receive a portion of their annual cash retainer in stock prior to the year of service in accordance with any restrictions required by law.

All directors will be reimbursed for reasonable expenses incurred in attending meetings of the Board, committees and stockholders, including those for travel, meals and lodging.

Joining the Board: One-Time Award

Upon joining the Board, non-employee directors also receive a one-time non-forfeitable award of $60,000 of fully vested shares of Class A common stock. This one-time award was made to Ms. Buse and Messrs. Kullberg and Ledwidge in 2009, at the time of the IPO, was made to Mr. Jackson when he joined the Board in March 2011, and we anticipate will be made to each new nonemployee director at the time he or she joins the Board. These stock awards are subject to certain transfer restrictions that lapse based on time, generally pro rata over three years.

PRINCIPAL STOCKHOLDERS

The following table sets forth information regarding the beneficial ownership of our Class A common stock as of February 15, 2011 for:

•	each person who is known by us to beneficially own more than 5% of any class of our outstanding shares;

•	each of our named executive officers;

•	each of our directors; and

•	all of our executive officers and directors as a group.

The percentage of beneficial ownership set forth below under “Total Voting Power” assumes that all New Class A Units held by the Principals and all shares of Class C common stock held by GAM are converted into shares of our Class A common stock.

Beneficial ownership is determined in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to such securities. Except as otherwise indicated, all persons listed below have sole voting and investment power with respect to the shares beneficially owned by them, subject to applicable community property laws. Except as otherwise indicated, the address for each of our principal stockholders is c/o Artio Global Investors Inc., 330 Madison Ave, New York, New York 10017.

	Common Stock
	Beneficially Owned				Total
				Percent of	Voting
	Number of			Class	Power
Name of Beneficial Owner	Shares		Class	(%)	(%)

Richard Pell	5,095,652	(1)	A	12.2
	600,000	(2)	B	50.0
	5,695,652	(3)	A,B	—	9.6
Rudolph-Riad Younes	5,095,653	(4)	A	12.2
	600,000	(2)	B	50.0
	5,695,653	(3)	A,B	—	9.6
Glen Wisher	48,826	(5)	A	*	*
Tony Williams	48,826	(5)	A	*	*
Francis Harte	37,752	(5)	A	*	*
Elizabeth Buse	7,673		A	*	*
Robert Jackson	-0-	(6)	A	*	*
Duane Kullberg	7,673		A	*	*
Francis Ledwidge	4,173	(7)	A	*	*
Executive officers and directors as a group (10 persons)	10,352,923	(5)(8)	A	24.9
	1,200,000		B	100.0
	11,552,923	(5)(8)	A,B	—	19.4
5% Stockholders
GAM Holding AG	16,755,844	(9)	C	100.0	28.1
Royce & Associates, LLC	5,519,623	(10)	A	13.3	9.3
Norges Bank (Central Bank of Norway)	3,050,000	(11)	A	7.3	5.1
ClearBridge Advisors, LLC	2,376,036	(12)	A	5.7	4.0
Fidelity Management & Research Company	2,091,863	(13)	A	5.0	3.5

*	Less than 1%

(1)	Based on information contained in a Form 4 filed with the SEC on February 8, 2011, by Richard Pell, c/o Artio Global Investors Inc., 330 Madison Avenue, New York, New York 10017. Includes 3,119,994 shares of Class A common stock held by two Grantor Retained Annuity Trusts (“GRATs”), for each of which Mr. Pell is the settlor and trustee and from each of which he receives annual annuity payments. Mr. Pell’s spouse and children are the remaindermen. Pursuant to SEC rules, Mr. Pell is considered the beneficial owner of such securities. Does not include 172,159 restricted stock units held by Mr. Pell; these restricted stock units will not convert to Class A common stock within 60 days.

(2)	Represents New Class A Units exchangeable on a one-for-one basis for shares of Class A common stock.

(3)	Includes 600,000 New Class A Units exchangeable on a one-for-one basis for shares of Class A common stock.

(4)	Based on information contained in a Form 4 filed with the SEC on February 8, 2011, by Rudolph-Riad Younes, c/o Artio Global Investors Inc., 330 Madison Avenue, New York, New York 10017. Includes 1,560,006 shares of Class A common stock held by two GRATs, for each of which Mr. Younes is the settlor and trustee and from each of which he receives annual annuity payments. Mr. Younes’ spouse, if any, and the lineal descendants of his parents (other than Mr. Younes) are the remaindermen. Pursuant to SEC rules, Mr. Younes is considered the beneficial owner of such securities. Does not include 172,159 restricted stock units held by Mr. Younes; these restricted stock units will not convert to Class A common stock within 60 days.

(5)	Does not include approximately 288,977 restricted stock units (including dividend equivalents) held by Mr. Wisher, approximately 294,607 restricted stock units (including dividend equivalents) held by Mr. Williams or approximately 142,054 restricted stock units (including dividend equivalents) held by Mr. Harte; these restricted stock units will not convert to Class A common stock within 60 days. See “Compensation Discussion and Analysis” for more information regarding their restricted stock units.

(6)	Mr. Jackson joined the Board on March 2, 2011, on which date he was awarded 4,320 fully vested shares of Class A common stock, subject to transfer restrictions.

(7)	Includes 400 shares of Class A common stock held by Mr. Ledwidge’s wife and 200 shares of Class A common stock held by Mr. Ledwidge’s son, as to which Mr. Ledwidge serves as custodian pursuant to the Uniform Transfers to Minors Act.

(8)	Does not include approximately 79,307 restricted stock units (including dividend equivalents) held by Mr. Spilka; these restricted stock units will not convert to Class A common stock within 60 days. See “Compensation Discussion and Analysis” for more information regarding executives’ restricted stock units.

(9)	Based on information contained in a Schedule 13G filed with the SEC on February 7, 2011, by GAM, Klausstrasse 10, 8034 Zurich, Switzerland. According to the Schedule 13G, GAM beneficially owns and has sole voting and dispositive power over 16,755,844 shares of Class C common stock. Each share of Class C common stock has economic rights (including rights to dividends and distributions upon liquidation) equal to the economic rights of a share of Class A common stock.

(10)	Based on information contained in Schedule 13G/A filed with the SEC on February 3, 2011, by Royce & Associates, LLC, 745 Fifth Avenue, New York, New York 10151. According to the Schedule 13G/A, Royce & Associates, LLC has sole voting and dispositive power over 5,519,623 shares of our Class A common stock.

(11)	Based on information contained in Schedule 13G/A filed with the SEC on February 15, 2011, by Norges Bank (Central Bank of Norway), Bankplassen 2, PO Box 1179 Sentrum, NO 0107 Oslo, Norway. According to the Schedule 13G/A, Norges Bank has sole voting and dispositive power over 3,050,000 shares of Class A common stock.

(12)	Based on information contained in Schedule 13G filed with the SEC on February 11, 2011, by ClearBridge Advisors, LLC, 620 Eighth Avenue, New York, New York 10018. According to the Schedule 13G, ClearBridge Advisors, LLC has sole voting power over 2,128,894 and sole dispositive power over 2,376,036 shares of Class A common stock.

(13)	Based on information contained in Schedule 13F filed with the SEC on February 11, 2011, by FMR LLC, 82 Devonshire Street, Boston, Massachusetts 02109. According to the Schedule 13F, Fidelity Management & Research Company and FMR Co., Inc. have shared voting and dispositive power over 2,091,863 shares of Class A common stock.

COMPENSATION DISCUSSION AND ANALYSIS

This section discusses the principles underlying our policies and decisions relating to executive officers’ compensation, describes the manner and context in which compensation is earned by and awarded to our executive officers and provides perspective on the tables and narrative that follow.

Introduction

We believe that it is important for our stockholders to understand how we compensate our executives and the rationale for our compensation decisions. This Compensation Discussion and Analysis (“CD&A”) contains a detailed discussion regarding the compensation of our “named executive officers”.

Prior to our IPO, all material elements of our compensation program had been determined by our former parent company and were based on recommendations by our Chief Executive Officer and President. Our IPO resulted in two significant compensation-related changes: our newly constituted Board included an independent Compensation Committee with the responsibility for compensation matters, and shares of our Class A common stock began trading on the NYSE, which provided a new opportunity for us to include equity-based awards as a component of our executive officers’ compensation and to encourage broader equity ownership at all levels of the Company. We facilitated such equity ownership immediately following the IPO and have continued to do so throughout 2010. See “– Equity Awards”.

Compensation Program Philosophy and Objectives

Our paramount goal is to provide compelling investment results for our clients. This will permit us to achieve attractive returns for our stockholders and to provide a stimulating environment for our employees. The investment management business largely depends upon the skills of its workforce, and so we devote considerable time, effort and resources to attract and retain top caliber individuals who can contribute to the Company’s goals. Compensation levels are calibrated to be competitive, recognizing that we seek to employ individuals who merit above-median compensation. However, we recognize that compensation is only one of the drivers of employee satisfaction and engagement. We want management and staff to enjoy an open and transparent corporate culture, where people are intellectually stimulated, in a setting with other high-performing and accomplished colleagues. Thus, we view compensation both as one of the tools available to retain people, and also as a way to encourage behavior that furthers our culture.

We believe that the compensation program for our executive officers must support our business strategy: be competitive; attract, motivate and retain highly-qualified individuals; and be directly linked both to the Company’s performance and the individual’s performance. Our compensation program is designed to encourage and challenge our executive officers and to reward the achievement of sustained, superior performance and long-term service with the Company. Historically, we followed a policy of providing cash incentive bonuses and deferred awards allocated to Artio-sponsored mutual funds (in the case of Messrs. Wisher, Williams and Harte ) and “equity-like” compensation (in the case of Messrs. Pell and Younes, as further described below) to drive and reward exceptional performance.

As described in greater detail below, we provide annual discretionary bonuses consisting of cash and, for bonuses greater than $100,000, a portion that (except as described below for our executives), is deferred into restricted stock units (which evidence a right to receive shares of Class A common stock) and into notional investments in Artio-sponsored mutual funds. We believe awards of restricted stock units and deferrals into our mutual funds help to align our employees’ interests with those of our stockholders and our clients, primarily because investment success for our clients – which should translate into greater assets under management – is the single biggest driver of firm success. For 2010, approximately half of the deferred awards were in the form of restricted stock units, and the other half were in the form of Artio-sponsored mutual funds. Annual deferred awards for executive officers, other than Messrs. Pell and Younes, consisted only of restricted stock units, which vest in three equal annual installments on each of the first three anniversaries of the date of grant, provided that the executive officer continues to be employed by the Company on each applicable vesting date. Thus, for 2010, executives’ awards (other than for Messrs. Pell and Younes) feature significant portions of long-term equity-based incentive compensation. We expect equity-based compensation will continue to be a meaningful portion of our executive officers’ compensation; the new long-term performance-based awards of restricted stock units described below further reflect this intent. Because Messrs. Pell and Younes each own approximately 9.6% of the Company’s equity (both economic interest and voting power, including shares of Class A and Class B common stock and New Class A Units of Holdings), the Compensation Committee determined that it was beneficial for all of Messrs. Pell’s and Younes’ 2010 deferred bonus awards to be allocated to Artio-sponsored mutual funds. See footnote 1 to “– 2010 Summary Compensation Table” for more information regarding these awards. However, in 2011, Messrs. Pell and Younes each received long-term performance-based awards in the form of restricted stock units.

Prior to the IPO, Messrs. Pell and Younes previously enjoyed “equity-like” returns in the Company through their ownership of Class B member interests in Investment Adviser. These returns included distributions in respect of profits on these member interests. In connection with the IPO, Messrs. Pell and Younes exchanged their Class B member interests for New Class A Units in Holdings and entered into employment agreements that set target annual minimum bonus amounts of $3,500,000 for each of Messrs. Pell and Younes for the first two years following the IPO. The Compensation Committee awarded bonuses to each of Mr. Pell and Mr. Younes for 2010 that reflect approximately 90% of the target annual minimum, without further adjustment, which were then subject to the amended deferral plan.

For compensation related to 2010 performance that was granted in February 2011, the Compensation Committee and management agreed upon firm-wide and individual goals and objectives that would be taken into account in assessing each executive officer’s performance. At year-end each executive officer provided a self-assessment of his performance against his individual goals and objectives, and the Chief Executive Officer provided his views of each other executive officer’s self-assessment. In addition, the Chief Executive Officer and the other executive officers provided an assessment of the firm’s performance against the firm-wide goals. Our Compensation Committee took these assessments into account in determining final 2010 compensation; the Compensation Committee also considered the overall financial results of the firm, competitive compensation data and other matters. Final compensation decisions were based both upon the achievement of firm-wide and individual criteria and upon more secular matters.

We previously indicated that, following our IPO, we intended to broaden employee equity ownership. Consistent with this goal, and to provide focused management incentives, in January of 2011 the Compensation Committee approved new forms of performance-based awards for certain Company employees (the “LTIP”), including each of the executive officers. The LTIP awards were made pursuant to existing Company plans, including the Artio Global Investors Inc. 2009 Stock Incentive Plan and the Management Incentive Plan. The Compensation Committee and management believe that the LTIP gives recipients additional incentives to achieve goals that will directly benefit stockholders and clients. The LTIP provides for grants of restricted stock units that will vest, if at all, only to the extent certain performance criteria are met; five of six executive officer awards provide for vesting to the extent that the price of the Company’s Class A shares reflect a price/earnings multiple (“multiple”) that is closer to the average trading multiple of other publicly traded asset managers; Mr. Younes’s award provides for vesting to the extent relative investment performance in the investment strategies he oversees is achieved in comparison to other portfolios in the same Lipper category. The LTIP awards vest only at the three-year anniversary of grant date, commonly referred to as a “three-year cliff vest”, absent unexpected circumstances.

We intend to continue designing our compensation program to attract, retain and motivate executives and other professionals of the highest quality and effectiveness. We aim to focus our programs on rewarding the type of performance that increases long-term stockholder value, including optimization of investment results, revenue growth, retention of clients, development of new client relationships, improvement of operational efficiencies and risk management. We will periodically evaluate our compensation program to ensure compliance with these objectives.

Use of Comparative Compensation Data

To determine whether our compensation levels are reasonable and competitive, we have historically reviewed survey information concerning salary, bonus and total compensation levels in comparative companies within the investment management industry compiled by McLagan, a compensation consulting firm specializing in the financial services industry. We have not specifically set our pay levels to match the McLagan survey results or attempted to reach a certain level within the survey; rather management, and, since the IPO, the Compensation Committee, have used the comparative survey data as a point of reference against which we compare the Company’s proposed compensation levels. The McLagan survey permits us to obtain a general understanding of how comparable companies approached employee compensation and verify that the Company was on par with comparable companies.

The following is a list of companies we used in our 2010 comparative compensation analysis for our executive team:

Acadian Asset Management, LLC	Janus Capital Group
American Century Investments	Jennison Associates, LLC
Batterymarch Financial Management, Inc.	Lazard Asset Management LLC
Cohen & Steers, Inc.	Loomis, Sayles and Company, L.P.
Delaware Investments	Nuveen Investments
Dimensional Fund Advisors	Trust Company of the West
Eaton Vance Corporation	William Blair & Company, L.L.C.

Elements of Our Compensation Program

We currently provide the following elements of compensation to some or all of our executive officers:

•	base salary;

•	annual discretionary cash incentive awards;

•	mandatory deferral of a portion of annual incentive awards above a certain threshold;

•	equity ownership in the Company, including performance-based equity awards;

•	retirement plans; and

•	ownership interests in the operating subsidiaries of the Company (only applicable to Messrs. Pell and Younes).

Each compensation element fulfills one or more of our compensation program objectives.

As is typical in the investment management industry, the base salaries of our executive team have represented a minority of their compensation. In the case of executives (other than Messrs. Pell and Younes), a large portion of their current compensation has been paid in the form of annual discretionary incentive awards, a portion of which is subject to vesting and payment on a deferred basis. In the case of Messrs. Pell and Younes, the majority of their annual remuneration prior to the IPO had been the economic return derived through the ownership interests that they previously held in Investment Adviser. Beginning in 2009, following the reorganizations effected in connection with the IPO, Messrs. Pell and Younes received annual discretionary incentive awards. (For more information regarding the relative values of the different components of executive compensation, please see “Executive Compensation – 2010 Summary Compensation Table” below.)

Base Salary

Salaries are reviewed annually to maintain competitive levels. Any changes to salaries are determined based on the individual’s responsibilities and compared to peer group data, which have historically been derived from the McLagan survey of the focused group companies listed above. For compensation related to the 2010 performance year, Mr. Williams’s base salary was increased from $280,000 to $300,000, and Mr. Harte’s base salary was increased from $250,000 to $280,000, in part taking into account the additional work required to support our public company status, and for both Messrs. Williams and Harte, in response to the peer group data from McLagan. Mr. Harte’s base salary was further increased for the 2011 performance year to $300,000, again, due to an increase in compensation demonstrated by the McLagan peer group data.

Discretionary Cash Bonus and Mandatory Bonus Deferral

In the investment management industry, annual incentive awards represent a significant portion of executives’ overall compensation packages. Our executive officers are eligible to earn annual incentive awards, a portion of which is mandatorily deferred, under our deferral program. Under this program, annual incentive awards are granted in our sole discretion to certain employees and officers based on criteria established by us. The annual incentive awards are intended to reward annual achievement and may consist of a cash bonus component and a deferred compensation component. The amount of each executive’s award is determined by the Compensation Committee, based upon recommendations by the Chief Executive Officer and management’s Human Resources Committee at the end of each fiscal year. The recommendations reflect a combination of factors, including, but not limited to, overall Company performance, the individual’s performance, the executive’s prior compensation and competitive market pay requirements.

We believe that the Company’s business objectives and its expectations of each employee are clearly communicated on an ongoing basis, and the Company’s latitude to assess performance and determine annual awards on a discretionary basis has inspired a high level of performance from employees and has provided the Company appropriate flexibility. In early 2010, the Compensation Committee and management determined a set of performance criteria for executive compensation that included achievement of both firm-wide and individual goals. In determining 2010 annual incentive awards, the Compensation Committee reviewed such goals with the Chief Executive Officer and also reviewed each executive officer’s self-assessment of such goals. While not providing a formula-based linkage between performance and pay, the new performance framework has added additional rigor and objectivity to the pay decision-making process. In 2010, annual incentive awards for Messrs. Wisher, Williams and Harte were reviewed and approved by our Compensation Committee, and were based on the recommendations of our Human Resources Committee and Chief Executive Officer, which reflect the extent to which the previously mentioned goals were achieved.

A portion of the annual incentive awards of each of our executive officers typically has been required to be deferred. The percentage of deferral is based on a schedule and dollar amount that is set forth in the plan document. The annual deferred compensation awards generally vest in three equal annual installments (on each of the first three anniversaries of the date of grant, provided that the executive officer continues to be employed by the Company on each applicable vesting date). Historically, the deferred portion reflected investment returns of one or more of our mutual funds chosen by the participant. In February 2010, for the 2009 performance year, and in February 2011, for the 2010 performance year, deferred awards granted to executive officers pursuant to the deferral plan, other than Messrs. Pell and Younes, consisted solely of restricted stock units. We believe that requiring the deferral of a portion of each executive’s incentive compensation and subjecting that deferred compensation to vesting serve as effective retention tools and align management’s interests with those of stockholders and clients. However, significant adverse volatility in the Company’s stock price could result in a significant deterioration in the value of restricted stock units granted, thus lessening the effectiveness of this compensation tool.

In February 2011, as part of the incentive compensation awards with respect to 2010, each of Messrs. Pell and Younes received bonus amounts of $3,150,000, which is 10% less than the target annual minimum provided for in their respective employment agreements, which were then subject to the deferral plan. These figures took into account, among other things, the decline in our stock price (for Mr. Pell) and the investment underperformance relative to primary benchmarks (for Mr. Younes). Five percent baseline increases were generally provided to other executive officers and employees, though certain awards varied substantially from that baseline.

Ownership Interests in the Company and its Operating Subsidiaries

Prior to our IPO, Messrs. Pell and Younes contributed their pre-existing equity interests in Investment Adviser to Holdings in exchange for New Class A Units in Holdings; they also purchased a corresponding number of shares of Class B common stock. In the second quarter of 2010, each Principal exchanged 7.2 million New Class A Units for 7.2 million restricted shares of Class A common stock in accordance with the terms of the exchange agreement. At the time of the exchange, an equivalent number of shares of Class B common stock were surrendered by the Principals and canceled. After these exchanges, each Principal owned, and continues to own, 600,000 shares of Class B common stock and 600,000 New Class A Units, representing approximately 1% of the outstanding New Class A Units of Holdings. As noted above, the Compensation Committee decided not to award any restricted stock units to Messrs. Pell and Younes for 2010 as part of their annual incentive compensation award in light of their current level of equity ownership; however, each of them did receive an LTIP award that provides for performance-based vesting of restricted stock units as described below in “– Performance-Based Long-Term Incentive Awards”.

Equity Awards

In September 2009, the Board of Directors adopted the Artio Global Investors Inc. 2009 Stock Incentive Plan (the “Stock Plan”), and reserved 9.7 million shares of Class A common stock for share awards. Under the Stock Plan, the Board of Directors is authorized to grant incentive stock options, nonqualified stock options, stock appreciation rights, restricted stock, restricted stock units, performance awards and other stock-based awards to directors, officers and other employees of, and consultants to, the Company and its affiliates.

In September 2009, the Board of Directors and shareholders adopted the Artio Global Investors Inc. Management Incentive Plan (“Incentive Plan”) providing for the payment of annual bonuses to our executive team. Our Compensation Committee has established and will continue to establish the terms and provisions of any incentive awards, including the performance objectives, the performance period, which may be annual or over a multi-year period, and any other features it may determine in its discretion. The performance objectives may include any or all of a combination of individual, team, department, division, subsidiary, group or corporate performance objectives. Incentive awards under this plan generally will be paid in cash. LTIP awards are authorized under both the Stock Plan and the Incentive Plan, and provide for grants of restricted stock units that, upon vesting, will be paid in the form of shares of our Common Stock.

On September 29, 2009 (pursuant to the Stock Plan), in an effort to develop equity ownership across the Company after the IPO, we made an aggregate grant of 2,147,758 restricted stock units to all officers and employees of the Company and its subsidiaries, other than Messrs. Pell and Younes. These awards were intended both to create alignment with stockholders’ interests, and, for those whose awards vest over five years, to create an incentive to remain with the firm. 74,500 of those restricted stock units vested on February 5, 2010 (none of which were granted to any of our named executive officers) and approximately 410,000 vested on September 29, 2010. The restricted stock units granted to executive officers or employees, including Messrs. Wisher, Williams and Harte, will vest as to one-fifth of the total award on each of the first five anniversaries of the date of grant, provided the executive officer or employee continues to be employed through each applicable vesting date; as noted, the first anniversary of grant date has passed, so restrictions as to one fifth of each award has vested. If their employment terminates and they are party to an employment agreement, their rights with respect to the restricted stock units will be governed by the Stock Plan and such employment agreement, and for those employees without employment agreements, such rights will be governed by the Stock Plan.

On February 5, 2010, we made an aggregate grant of 215,398 restricted stock units to executive officers and certain employees as part of the incentive compensation awards with respect to 2009. These restricted stock unit grants will vest as to one-third of the total award on each of the first three anniversaries of the date of grant, provided the executive officer or employee continues to be employed through each applicable vesting date.

In addition, on February 4, 2011, we made an aggregate grant of 453,285 restricted stock units to executive officers and certain employees as part of the incentive compensation awards with respect to 2010. These restricted stock unit grants will also vest as to one-third of the total award on each of the first three anniversaries of the date of grant, provided the executive officer or employee continues to be employed through each applicable vesting date.

We also made an aggregate grant on February 4, 2011, of 2,042,467 restricted stock units to executive officers and certain employees as part of the LTIP. These restricted stock units are expected to vest, to the extent performance criteria are achieved, on February 4, 2014, if at all. Awards of equity granted under the LTIP count against the 9.7 million shares reserved. The LTIP is described in further detail under “– Performance-Based Long-Term Incentive Awards”.

We believe that these awards and any future equity awards granted under the Stock Plan or the Incentive Plan will further align the interests of our executive officers and employees, with those of our stockholders and clients. In addition, because the value of an award will increase as the value of our stock increases, and awards will be subject to a vesting schedule, equity awards also encourage high performance over a long period.

Performance-Based Long-Term Incentive Awards

As indicated above, management and the Compensation Committee believe that equity-based awards have a unique ability to align the incentives of employees with the interests of clients and stockholders. The design of any such awards can greatly enhance this alignment, and we believe the LTIP has been carefully designed to achieve these ends. There are three types of performance-based awards under the LTIP and the form of award depends upon one’s role in the firm. All awards are subject to a three-year cliff vesting; no shares are expected to be issued prior to February 2014.

Our Common Stock trades at a price/earnings multiple that is significantly lower than the average multiple at which our peers trade. The executive officers, with the exception of Mr. Younes, received grants of restricted stock units that will vest depending upon the extent to which we reduce the price/earnings “discount” relative to our peers. This measure is in effect a proxy for any number of steps that management may take in order to achieve the goal; if we succeed in these efforts, and in explaining this success to the market, we believe the discount will be reduced, thus benefiting stockholders.

Relative investment performance for our clients is a key leading indicator of the firm’s prospects. Thus, certain portfolio managers have received LTIP awards that will vest to the extent that investment performance of the investment strategies for which they are responsible exceeds identified industry benchmarks. There are two approaches to calculating relative performance – cumulatively over a three-year period and over the individual one-year periods – which is intended to provide continuing motivation for portfolio managers who may have exceptionally good or poor performance in a certain period. Mr. Younes received an LTIP award of this type.

Our revenues are derived from the amount of assets under management. Thus, senior members of our sales force received awards that will vest to the extent net new money goals are achieved; each individual’s award is related to net new money in the channel in which he or she operates. Because of the importance of diversifying our revenues, there are separate goals for international equity assets and other assets. No executive received an award of this type.

Employment Agreements

We have entered into employment agreements with all executive officers and employment agreements may be used from time to time with other employees. See “Executive Compensation – Employment Agreements” for further detail.

Retirement Plans

Our retirement plans include a 401(k) profit-sharing plan, a money purchase pension plan, and a nonqualified supplemental retirement plan, which is linked to our money purchase plan. The 401(k) profit sharing plan and money purchase pension plan are broad-based tax-qualified plans. The nonqualified supplemental retirement plan is offered to our officers, including our executive officers, to increase their retirement benefits above amounts available under the money purchase plan. Unlike the money purchase plan, the nonqualified supplemental retirement plan is an unsecured obligation of the company and is not qualified for tax purposes. Each of the three plans is deemed to be a defined contribution plan. The contribution amount under the benefit formula under the nonqualified supplemental retirement plan is described in the narrative that accompanies the “2010 Nonqualified Deferred Compensation Table” below. We believe our retirement plan program is competitive and is an important tool in attracting and retaining executives.

Benefit Plans

The Company provides its named executive officers with health and welfare benefits on the same terms as those offered to other employees.

Impact of Accounting and Tax Considerations

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) allows a federal income tax deduction for compensation exceeding $1 million paid to the Chief Executive Officer and certain other named executive officers only if the payments are made under qualifying performance-based plans. All compensation paid to the named executive officers is intended to qualify as tax deductible under Section 162(m) of the Code. The Compensation Committee will, however, consider awarding compensation to named executive officers that is not fully deductible under Section 162(m) of the Code in cases where it is determined to be in the best interest of the Company and stockholders to do so.

Risks Related to Compensation Policies

In keeping with our risk management framework, we consider how risks might hinder our achievement of a particular objective. We have identified two primary risks relating to compensation: the risk that compensation will not be sufficient to retain talent or maintain appropriate levels of motivation for the employees, and the risk that compensation may provide unintended incentives. To combat these risks, as noted above, compensation of employees throughout the Company is reviewed in the context of comparative compensation data, permitting us to set compensation levels that we believe contribute to low rates of employee attrition. Further, the Principals’ equity holdings in the Company are subject to a five-year holding period, as further described under “Certain Relationships and Related Party Transactions – Related Party Transactions – Exchange Agreement”. The other executives’ equity awards are subject to vesting over three- or five- year periods, the Principals’ recent incentive awards are subject to a three-year deferral period, and the recent long-term performance-based awards for the Principals, executives and other employees are subject to cliff vesting over three years. We believe both the levels of compensation and the structure of the deferral plan have had the effect of retaining key personnel, while mitigating incentives to take excessive risks.

Performance criteria for some of our executives now include firm-wide risk management practices (some relating to mitigating certain of the firm’s key risks, and some relating to oversight of the “ordinary course” risks to which the firm is subject). We believe these criteria will provide additional incentives to manage the wide range of risks related to the Company. We have not seen any employee behaviors motivated by our compensation policies and practices that create increased risks for our stockholders or our clients.

Working together, the Company’s Compensation Committee and management concluded that our compensation structure did not entail key risks because compensation was assessed near the close of the fiscal year, based on each employee’s performance and the Company’s performance, which is, in turn, based on fee revenues derived from verified market-based values of assets under management. Accordingly, we identified the key compensation-related risks of the Company to be the risk that comparatively low levels of compensation could result in the loss of key employees and as such we intended to pay our employees competitively. We also noted the risk of short-term focus potentially created by employee equity awards. However, we concluded that other aspects of our compensation structure adequately mitigated this risk, such as the long-term equity holdings of our Principals, the extended vesting horizon of employee equity awards and the mandatory deferral of a portion of employees’, including the Principals, discretionary annual bonuses. Similarly, the cliff vesting of the LTIP awards encourages both longer-term thinking by recipients of awards, and their retention.

Based on the foregoing, our Board of Directors believes that our compensation policies and practices are not reasonably likely to have a material adverse effect on the Company. The Compensation Committee will monitor the effects of its compensation decisions to determine whether compensation-related risks are being appropriately managed.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis. Based on such reviews and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Proxy Statement and be incorporated by reference in the Company’s Annual Report on Form 10-K.

Compensation Committee of the Board of Directors

Elizabeth Buse, Chair
Duane R. Kullberg
Francis Ledwidge

Notwithstanding any SEC filing by the Company that includes or incorporates by reference other SEC filings in their entirety, this Compensation Committee Report shall not be deemed to be “filed” with the SEC, except as specifically provided otherwise therein.

EXECUTIVE COMPENSATION

2010 Summary Compensation Table

The following table presents summary information concerning the compensation earned during the years ended December 31, 2010, 2009 and 2008 by our Chief Executive Officer, Chief Financial Officer and the next three most highly compensated executive officers, whom we refer to collectively as the “named executive officers”.

						Stock	All Other
		Salary		Bonus		Awards	Compensation	Total
Name and Principal Position	Year	($)		($)(1)		($)(2)	($)(3)	($)

Richard Pell	2010	500,000		3,150,000		—	28,864	3,678,864
Chief Executive Officer	2009	427,151		894,000	(4)	—	26,690	1,347,841
	2008	400,000		—	(4)	—	7,035,440	7,435,440
Rudolph-Riad Younes	2010	500,000		3,150,000		—	28,864	3,678,864
Head of International Equity	2009	427,151		894,000	(4)	—	26,690	1,347,841
	2008	400,000		—	(4)	—	7,035,440	7,435,440
Glen Wisher	2010	350,000		678,750		603,495	16,485	1,648,730
President	2009	350,000		667,500		5,321,295	18,840	6,357,635
	2008	350,000		1,250,000		—	18,840	1,618,840
Tony Williams	2010	298,333	(5)	723,750		603,495	8,635	1,634,213
Chief Operating Officer	2009	280,000		667,500		5,321,295	7,850	6,276,645
	2008	280,000		1,250,000		—	7,850	1,537,850
Francis Harte	2010	277,500	(5)	468,000		292,344	5,495	1,043,339
Chief Financial Officer	2009	250,000		435,000		2,128,508	3,140	2,816,648
	2008	250,000		600,000		—	3,140	853,140

(1)	Amounts shown in this column represent the cash portion of the annual discretionary bonus award granted to the individual relative to performance during 2010, 2009 or 2008, as applicable, as well as the deferred portion of the annual award, if any, that was directed into the Company’s mutual funds. The deferred portions of the annual awards that were awarded on February 4, 2011, in respect of the 2010 performance year, to Messrs. Wisher, Williams and Harte as restricted stock units are excluded from this table in accordance with SEC rules, but are described below in this footnote. A portion of the total bonus is subject to mandatory deferral and vesting over a three-year period. The deferred portion of these bonuses is as follows: for Mr. Pell, $1,470,000 all of which was directed into the Company’s mutual funds; for Mr. Younes, $1,470,000 all of which was directed into the Company’s mutual funds; for Mr. Wisher, $562,500 for 2010 and $549,000 for 2009, all of which was awarded as restricted stock units, and $275,000 for 2008, all of which was directed into the Company’s mutual funds; for Mr. Williams, $616,500 for 2010 and $549,000 for 2009, all of which was awarded as restricted stock units and $275,000 for 2008, all of which was directed into the Company’s mutual funds; and for Mr. Harte, $309,600 for 2010 and $270,000 for 2009, all of which was awarded as restricted stock units, and $67,500 for 2008, all of which was directed into the Company’s mutual funds. In accordance with SEC rules, the deferred portion of the annual discretionary bonus awards that are awarded in restricted stock units are reflected in the year such awards are granted.

(2)	Amounts shown in this column represent, for 2010, the aggregate grant date fair value of the restricted stock unit awards granted, in respect of 2009 performance, on February 5, 2010 as part of the annual discretionary awards and, for 2009, the aggregate grant date fair value of the restricted stock unit awards granted in connection with the Company’s IPO. Amounts also include dividend equivalents at the same rate as the Company’s Class A and Class C stockholders. The grant date fair value for each of the awards is based on the closing price of the Company’s Class A common stock on the date of grant in accordance with Financial Accounting Standards Board Accounting Standards Codification (“FASB ASC”) Topic 718. The 2009 awards will vest on each of the first five anniversaries of the date of grant and the 2010 awards will vest on each of the first three anniversaries of the date of grant, in each case provided the executive continues to be employed through each applicable vesting date.

(3)	Amounts shown in this column reflect Company contributions to the executive’s account under the Company’s nonqualified supplemental retirement plan and the 2008 payment to each of Messrs. Pell and Younes in the amount of $7,008,750 relating to their deferred compensation agreement, which was terminated during 2008.

(4)	Prior to the IPO, Messrs. Pell and Younes did not receive bonuses, but instead benefited from the increased value of their Class B profits interests as well as distributions in respect of such interests. We incurred the following compensation charges (for financial accounting purposes) relating to the allocation of income to Messrs. Pell and Younes pursuant to their Class B profits interests: for Mr. Pell, $16,831,250 for 2009 and $38,036,900 for 2008; and for Mr. Younes, $16,831,250 for 2009 and $38,036,900 for 2008. We also incurred compensation charges (for financial accounting purposes) for the changes in redemption value of the Class B profits interests of Messrs. Pell and Younes, which, in respect of 2009 included $126,100,000 for each of Messrs. Pell and Younes relating to the acceleration of the vesting of their Class B profits interests based on the offering price of the IPO, which was $26.00 per share.

Such amounts, which are non-cash in nature, are as follows: for Mr. Pell, $133,054,900 for 2009 and $27,278,700 for 2008; and for Mr. Younes, $133,054,900 for 2009 and $27,278,700 for 2008. Further, in connection with the IPO, we entered into a tax receivable agreement with the Principals under which they are entitled to receive 85% of the tax benefits realized by us in our tax returns as a result of the increases in tax basis created by each Principal’s exchange of New Class A Units of Holdings for shares of our Class A common stock. The net present value of such amount totals $97,908,600 and is shown as compensation expense within our 2009 financial statements. The table above excludes such amount, which is allocated equally to Messrs. Pell and Younes.

(5)	The salaries for Mr. Williams and Mr. Harte increased to $300,000 and $280,000, respectively, as of February 1, 2010.

2010 Grants of Plan-Based Awards Table

The following table sets forth information concerning the 2010 grants of plan-based awards to the named executive officers.

			Stock Awards:	Grant Date
			Number of	Fair Value
		Grant	Shares of	of Stock
		Approval	Stock or	Awards
Name	Grant Date	Date	Units (#)	($)(1)

Richard Pell	—	—	—	—
Rudolph-Riad Younes	—	—	—	—
Glen Wisher	2/5/10	12/29/09	26,421 (2)	603,495
Tony Williams	2/5/10	12/29/09	26,421 (2)	603,495
Francis Harte	2/5/10	12/29/09	12,737 (3)	292,344

(1)	Calculated based on the closing price of the Company’s Class A common stock on the grant date in accordance with FASB ASC Topic 718.

(2)	Includes 23,282 restricted stock units issued in connection with the 2009 discretionary bonus award as well as 3,139 restricted stock units issued as dividend equivalents.

(3)	Includes 11,450 restricted stock units issued in connection with the 2009 discretionary bonus award as well as 1,287 restricted stock units issued as dividend equivalents.

The amounts shown reflect restricted stock unit awards that will vest as to one-third of the total award on each of the first three anniversaries of the date of grant, provided the executive continues to be employed through each applicable vesting date. Dividend equivalents are paid on each restricted stock unit in an amount equal to dividends paid on each outstanding share of the Class A and Class C common stock. Like the restricted stock units, dividend equivalents do not have voting rights; they are also subject to the same vesting period as the underlying restricted stock units.

2010 Outstanding Equity Awards at Fiscal Year-End Table

The following table sets forth information concerning the outstanding equity awards as of December 31, 2010, for the named executive officers.

Stock Awards
Market
	Number of	Value of
	Shares or	Shares or
	Units of	Units of
	Stock That	Stock That
	Have Not	Have Not
Name	Vested (#)	Vested ($)(1)

Richard Pell	—	—
Rudolph-Riad Younes	—	—
Glen Wisher	188,184 (2)	2,775,716
Tony Williams	188,184 (2)	2,775,716
Francis Harte	77,442 (3)	1,142,271

(1)	Calculated based on the closing price of the Company’s Class A common stock on December 31, 2010.

(2)	Includes 162,173 restricted stock units that were granted on September 29, 2009 and vest ratably on each of September 29, 2011, 2012, 2013 and 2014; 23,282 restricted stock units that were granted on February 5, 2010 and vest ratably on each of February 5, 2011, 2012 and 2013; and 2,729 restricted stock units that were issued as dividend equivalents and vest in line with the underlying award.

(3)	Includes 64,869 restricted stock units that were granted on September 29, 2009 and vest ratably on each of September 29, 2011, 2012, 2013 and 2014; 11,450 restricted stock units that were granted on February 5, 2010 and vest ratably on each of February 5, 2011, 2012 and 2013; and 1,123 restricted stock units that were issued as dividend equivalents and vest in line with the underlying award.

The amounts shown reflect restricted stock unit awards that vest pro-rata over either a three- or five-year period, on each of the first three or five anniversaries of the date of grant, as applicable, provided the executive officer continues to be employed through each applicable vesting date. Dividend equivalents are paid on each restricted stock unit in an amount equal to dividends paid on each outstanding share of the Class A and Class C common stock. Like the restricted stock units, dividend equivalents do not have voting rights; they are also subject to the same vesting period as the underlying restricted stock units.

2010 Option Exercises and Stock Vested

The following table sets forth information concerning the equity awards that vested during 2010.

	Number of Shares	Value
	Acquired on	Realized on
Name	Vesting (#)(1)	Vesting ($)(2)

Richard Pell	—	—
Rudolph-Riad Younes	—	—
Glen Wisher	40,953	620,437
Tony Williams	40,953	620,437
Francis Harte	16,381	248,172

(1)	Includes vesting of one-fifth of the awards granted on September 29, 2009 totaling 40,543 restricted stock units for Messrs. Wisher and Williams and 16,217 restricted stock units for Mr. Harte. Also includes dividend equivalents on such awards representing 410 restricted stock units for Messrs. Wisher and Williams and 164 restricted stock units for Mr. Harte.

(2)	Based on the closing price of the Company’s Class A common stock on the date of vesting.

2010 Nonqualified Deferred Compensation Table

The following table sets forth information concerning the nonqualified deferred compensation benefits of the named executive officers.

	Executive	Registrant	Aggregate		Aggregate
	Contributions in	Contributions in	Earnings (Losses)	Aggregate	Balance at
	Last FY	Last FY	in Last FY	Withdrawals or	Last FYE
Name	($)(1)	($)(2)	($)(3)	Distributions(4)	($)

Richard Pell
Nonqualified supplemental retirement plan	—	28,864	45,116	—	494,459
Mandatory bonus deferral plan	1,470,000	—	74,635	—	1,886,635
Rudolph-Riad Younes
Nonqualified supplemental retirement plan	—	28,864	28,988	—	319,995
Mandatory bonus deferral plan	1,470,000	—	65,675	—	1,877,675
Glen Wisher
Nonqualified supplemental retirement plan	—	16,485	16,577	—	182,987
Mandatory bonus deferral plan	—	—	55,050	427,349	502,865
Tony Williams
Nonqualified supplemental retirement plan	—	8,635	4,896	—	54,886
Mandatory bonus deferral plan	—	—	50,402	419,053	487,061
Francis Harte
Nonqualified supplemental retirement plan	—	5,495	3,576	—	39,905
Mandatory bonus deferral plan	—	—	8,874	67,414	100,665

(1)	For Messrs. Pell and Younes, represents amounts deferred in conjunction with the Company’s Incentive Award and Special Deferred Compensation Award program, which relate to the 2010 performance year and were awarded in February 2011. Such deferrals for Messrs. Pell and Younes were directed into the Company’s mutual funds and are shown within the 2010 “Summary Compensation Table”. For Messrs. Wisher, Williams and Harte, there are no contributions given their deferrals are awarded in the form of restricted stock units and, in accordance with SEC guidelines, are excluded from this table, but are described in footnote 1 to the “Summary Compensation Table”. These awards vest ratably over the shorter of the three-year vesting period or that date that an individual is eligible for retirement and are reflected within compensation expense in a similar manner.

(2)	Represents the Company’s contribution to the executives’ accounts under our nonqualified supplemental retirement plans which are included with the “Summary Compensation Table”.

(3)	With respect to the non-qualified supplemental retirement plan, represents the earnings on each officer’s respective account. With respect to the mandatory bonus deferral plan, the amounts represent the earnings associated with the awards deferred into the Company’s mutual funds.

(4)	Includes the distribution, upon vesting, of awards previously deferred into the Company’s mutual funds.

We offer a nonqualified supplemental retirement plan to our officers. This plan is a nonqualified plan and is an unsecured obligation of the Company. The contribution amount is determined by multiplying the individual’s base salary in excess of the compensation limit for determining contributions to qualified plans mandated by the Internal Revenue Service in effect for the plan year by 15.7%.

Under the Company’s deferral program, annual incentive awards are awarded in the Company’s sole discretion to certain employees and officers. The portion of a participant’s annual cash incentive award that will be automatically deferred under the program is determined in accordance with the schedule contained in the program document. The deferred portion of the incentive award generally vests and is paid (as it relates to those awards directed into the Company’s mutual funds and restricted stock units) in equal installments over three years (with the exception of the awards granted on September 29, 2009, which generally vest as to one-fifth of the total award on each of the first five anniversaries of the date of grant, provided the executive continues to be employed through each applicable vesting date) commencing on the first anniversary of the date the non-deferred portion of the incentive awards are paid, as long as the participant remains employed by the Company through the applicable vesting date. A participant forfeits all rights to a deferred award if the participant violates the non-competition, non-solicitation and confidentiality covenants set forth in the program or violates the terms of any release previously entered into as a condition of receipt of payment under the program. If a participant’s employment terminates by reason of the participant’s death, “disability”, “retirement” or a “qualifying termination” (as these terms are defined in the program), the participant will be fully vested in his deferred compensation (other than awards granted at the time of the IPO) and the deferred amounts will be paid in accordance with the payment schedule described above. A “qualifying termination” means a termination as a result of the permanent elimination of the participant’s job position or any termination by the company (or its successor) without cause following a “change in control” (as the term is defined in the program).

Potential Payments upon Termination or Change in Control

We entered into employment agreements (see “– Employment Agreements” below) that provide for compensation to the named executive officers in the event of certain types of termination of employment. In addition, the terms of our restricted stock unit awards, other than restricted stock awards granted at the time of our IPO, provide for (1) vesting and settlement of outstanding restricted stock units upon a termination resulting from a change in control and (2) vesting, but not settlement, of outstanding restricted stock units upon a termination due to death, disability or retirement or a termination by the Company without cause (upon any such termination, restricted stock units will settle on their originally scheduled settlement dates). Further, our mandatory bonus deferral plan provides for vesting, but not settlement, of deferred bonus amounts upon a termination due to death, disability or retirement or a “qualifying termination,” as described in further detail in the “2010 Nonqualified Deferred Compensation Table” and the narrative accompanying such table.

The table below provides details of the nature and amounts of compensation that would have been payable to each named executive officer if his employment had been terminated as of December 31, 2010. Except as described in the table below, the named executive officers would not have been entitled to cash severance payments upon a termination of employment. In addition to the amounts described in the table below, upon a termination of employment, each named executive officer would have been entitled to receive any benefits under the terms of our welfare and benefit plans and programs generally available to all salaried employees, including payment of accrued but unpaid salary and benefits. All amounts are estimates only, and actual amounts will vary depending upon the facts and circumstances applicable at the time of the triggering event. The value associated with the acceleration of restricted stock units is based on the closing market price of our common stock on December 31, 2010, which was $14.75. The actual value of restricted stock units that vest will vary based on the actual price of the shares underlying the restricted stock units as of the dates of vesting and settlement.

	Termination		Involuntary			Change in
	Due to Death or		Not for Cause			Control
	Disability		Termination		Retirement(1)	Termination
Name	($)		($)		($)	($)

Richard Pell(2)	416,635		416,635		416,635	416,635
Rudolph-Riad Younes(2)	407,675		407,675		0	407,675
Glen Wisher(3)	2,462,997	(3(a))	4,156,594	(3(b))	0	5,393,869	(3(c))
Tony Williams(3)	2,447,193	(3(a))	4,053,290	(3(b))	0	5,290,565	(3(c))
Francis Harte(3)	1,036,838	(3(a))	1,980,020	(3(b))	0	2,474,930	(3(c))

(1)	As of December 31, 2010, of the named executive officers only Mr. Pell was retirement eligible.

(2)	The amounts shown in the table for each of Messrs. Pell and Younes reflect accelerated vesting of his aggregate unvested deferred bonus amount as of December 31, 2010 upon a termination due to death, “disability,” “retirement” or a “qualifying termination,” which means a termination as a result of the permanent elimination of his job position or any termination by the Company (or its successor) without cause following a “change in control” (such terms are defined in the deferral program). If accelerated vesting had occurred, settlement would not have occurred until the originally scheduled settlement dates.

(3)	The amounts shown in the table for Messrs. Wisher, Williams and Harte reflect the payments and benefits as described below to which each would have been entitled if his employment had been terminated by death, “disability” or by the Company without

“cause” (as such terms are described in the employment agreements). Please refer to “– Employment Agreements” for further description of the termination of employment provisions contained in the named executive officers’ employment agreements.

(a)	Termination due to Death or Disability: (i) $0 for earned but unpaid bonuses for 2009 for each of Messrs. Wisher, Williams and Harte, as bonuses with respect to 2009 were paid during 2010 prior to December 31, 2010; (ii) a pro-rata bonus equal to $1,462,167 for each of Mr. Wisher and Mr. Williams and $705,000 for Mr. Harte (calculated as 100%, as the executives were employed for all of 2010, of the greater of (x) the bonus granted for 2009 performance of $1,216,500 for each of Mr. Wisher and Mr. Williams and $705,000 for Mr. Harte and (y) the average bonus granted for 2009, 2008 and 2007 performance of $1,462,167 for each of Mr. Wisher and Mr. Williams and $660,000 for Mr. Harte); (iii) $149,502 for each of Mr. Wisher and Mr. Williams and $59,800 for Mr. Harte for pro-rata vesting of the restricted stock units granted to the executive at the time of the IPO that were scheduled to vest with respect to the year in which he was terminated due to death or disability; and (iv) accelerated vesting of each of Messrs. Wisher, Williams and Harte’s aggregate unvested deferred bonus amount as of December 31, 2010, including unvested restricted stock units, totaling $851,328 for Mr. Wisher, $835,524 for Mr. Williams and $272,038 for Mr. Harte (if accelerated vesting had occurred, settlement would not have occurred until the originally scheduled settlement dates).

(b)	Involuntary Not for Cause Termination: (i) continued payments of base salary for the remaining term of his respective employment agreement, which as of December 31, 2010 was 21 months, totaling $612,500 for Mr. Wisher, $525,000 for Mr. Williams and $490,000 for Mr. Harte; (ii) $0 for earned but unpaid bonus for 2009 for each of Messrs. Wisher, Williams and Harte, as bonuses with respect to 2009 were paid during 2010 prior to December 31, 2010; (iii) a pro-rata bonus equal to $1,462,167 for each of Mr. Wisher and Mr. Williams and $705,000 for Mr. Harte (calculated as 100%, as the executives were employed for all of 2010, of the greater of (x) the bonus granted for 2009 performance of $1,216,500 for each of Mr. Wisher and Mr. Williams and $705,000 for Mr. Harte and (y) the average bonus granted for 2009, 2008 and 2007 performance of $1,462,167 for each of Mr. Wisher and Mr. Williams and $660,000 for Mr. Harte); (iv) $34,575 for the employer’s portion of continued medical and dental premiums for each executive until the end of the three-year employment term; (v) accelerated vesting of each of Messrs. Wisher, Williams and Harte’s aggregate unvested deferred bonus amount as of December 31, 2010, including unvested restricted stock units, totaling $851,328 for Mr. Wisher, $835,524 for Mr. Williams and $272,038 for Mr. Harte (if accelerated vesting had occurred, settlement would not have occurred until the originally scheduled settlement dates); and (vi) continued vesting of the restricted stock units granted to the executive at the time of the IPO through the remaining term of his respective employment agreement, totaling $1,196,024 for each of Mr. Wisher and Mr. Williams and $478,407 for Mr. Harte. If the Company elects not to renew the agreement of Messrs. Wisher, Williams or Harte and such executive is willing and able to provide services in circumstances that constitute an involuntary termination, such executive will be entitled to these payments and benefits other than the amounts described in clauses (iv) and (vi).

(c)	Change in Control Termination: Amounts reflect the same amounts as for Involuntary Not for Cause Termination as described in footnote (3)(b); except with respect to clause (vi) thereof. If Messrs. Wisher, Williams or Harte had been terminated by the Company as a result of a change in control (as defined under the Artio Global Investors Inc. 2009 Stock Incentive Plan), all of his outstanding restricted stock units would have vested and settled as of the date of the change in control, totaling a value of $2,775,716 for each of Messrs. Wisher and Williams ($348,463 of which is also included in the calculation of his aggregate unvested deferred bonus amount in footnote (3)(b)(v)) and $1,142,271 for Mr. Harte ($171,373 of which is also included in the calculation of his aggregate unvested deferred bonus amount in footnote (3)(b)(v)).

Please refer to “– Employment Agreements” for further description of the termination of employment provisions contained in the employment agreements.

No compensation is expected to be payable to the named executive officers in the event of a change in control of the Company in the absence of a termination event. However, upon a change of control of the Company (as defined in the Exchange Agreement), the restrictions on the sale of Class A common stock received by Messrs. Pell and Younes upon exchange of New Class A Units pursuant to the Exchange Agreement will cease. In addition, the non-compete and non-solicitation provisions to which the Principals are subject under the Exchange Agreement will terminate if a change of control or a potential change of control occurs and the relevant Principal is terminated by us without cause or resigns with good reason (in each case as such terms are defined in the Exchange Agreement). See “Relationships and Related Party Transactions – Exchange Agreement”. Further, if Messrs. Wisher, Williams or Harte are terminated by the Company as a result of a change in control (as defined in the Artio Global Investors Inc. 2009 Stock Incentive Plan), all restrictions with respect to their outstanding restricted stock units will lapse as of the date of the change in control as described above.

Employment Agreements

We entered into employment agreements with each of our named executive officers in September 2009 prior to the Company’s initial public offering. The terms of the employment agreements, including base salary and bonus amounts, were determined based on discussion between the parties and the judgment of the Company. Employment agreements and compensation levels at peer companies, with a particular focus on peer companies with similar levels of assets under management, were reviewed to inform this judgment, but the Company did not attempt to target any component of, or the aggregate amount of, the compensation under any employment agreements to any reference point.

The agreements with Messrs. Pell and Younes provide that Mr. Pell will serve as our Chief Executive Officer and Chief Investment Officer and Mr. Younes will serve as our Head of International Equity. Pursuant to their employment agreements, Messrs. Pell and Younes each receive an annual base salary of not less than $500,000 and an annual bonus for each calendar year, targeted at a minimum of $3,500,000 annually for each of the first two years after the date of the IPO, such bonus amounts subject to modification by the Board of Directors and subject to the amended deferral plan. The employment agreements also provide that each of Messrs. Pell and Younes is eligible to participate in our employee benefit plans. The agreements will be in effect until terminated by either Mr. Pell or Mr. Younes, as applicable, or us. If Mr. Pell’s or Mr. Younes’s employment is terminated by us or if Mr. Pell’s or Mr. Younes’s employment terminates due to resignation, death or permanent incapacity, Mr. Pell or Mr. Younes, as applicable (or his estate or representative), shall receive: (i) any accrued but unpaid base salary (and other vested and accrued employee benefits) through the termination date; and (ii) any earned but unpaid annual bonus relating to a bonus year completed prior to his termination of employment and determined in accordance with applicable bonus procedures. The agreements include customary non-disparagement and confidentiality provisions, and provisions that all work product produced by Mr. Pell or Mr. Younes, as applicable, in the course of employment belong to us. Finally, the agreements also permit Messrs. Pell and Younes to refer, in the context of future employment or investment management activities, to the track record of funds managed by us for which Mr. Pell or Mr. Younes, as applicable, had management or investment authority, so long as such future activities are not prohibited by the non-competition provisions set out in the Exchange Agreement.

The agreements for our other named executive officers provide, respectively, that Mr. Wisher will serve as our President, Mr. Williams as our Chief Operating Officer and Mr. Harte as our Chief Financial Officer. The agreements are each effective for a three-year term (through September 29, 2012). At the end of its initial three-year term, each agreement will automatically renew for an additional year and each year thereafter, unless either party gives notice of intent not to renew the agreement at least 90 days prior to the end of the term. Pursuant to the respective agreement, Mr. Wisher will receive an annual base salary of $350,000; Mr. Williams will receive an annual base salary of $280,000; and Mr. Harte will receive an annual base salary of $250,000. Mr. Williams’ annual base salary was subsequently increased to $300,000 for 2010 and Mr. Harte’s annual base salary was subsequently increased to $280,000 for 2010 and $300,000 for 2011, as discussed in the “Compensation Discussion and Analysis – Elements of Our Compensation Program – Base Salary”. In addition, each of the employment agreements provides for an annual bonus for each calendar year. The employment agreements also provide that each of the executive officers will be eligible to participate in our employee benefit plans on the same terms as other similarly situated employees.

If Mr. Wisher, Mr. Williams or Mr. Harte is terminated by the Company without “cause”, he will be entitled to receive accrued benefits; continued payment of base salary for the greater of the remaining term of the agreement or 12 months (18 months for Mr. Wisher); payment of any annual bonus earned, but not paid, as of the date of termination of employment; a pro-rata bonus determined by multiplying the greater of the prior year’s bonus or the last three year’s average bonus times the percentage of days the executive was employed for the current year; continued medical and dental benefits through the end of the term of the agreement or the date the executive becomes covered under another plan; and continued vesting of restricted stock units granted to the executive at the time of the IPO through the remaining term of the agreement. If the Company elects not to renew the agreement of Messrs. Wisher, Williams or Harte and such executive is willing and able to provide services in circumstances that constitute an involuntary termination, such executive will be entitled to the payments and benefits described above that are payable upon a termination without “cause” other than (a) continued medical and dental benefits and (b) continued vesting of restricted stock units granted at the time of the IPO. If Messrs. Wisher, Williams or Harte dies or becomes disabled during the term of his agreement, he will be entitled to accrued benefits and payments of the annual bonus and pro-rata bonus described above. In addition, a percentage of awards under the Artio Global Investors Inc. 2009 Stock Incentive Plan that would have vested with respect to the year of termination due to death or disability will vest, determined by dividing the number of days the executive was employed in that year by 365.

As a condition to the receipt of any payments or benefits upon termination, Messrs. Wisher, Williams and Harte each agrees that he will not compete with the Company and its affiliates (unless the Company elects not to renew the agreement or terminates the agreement for any reason other than “cause”) and will not solicit any clients or employees of the Company or its affiliates for a period of 12 months following termination.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information as of December 31, 2010, with respect to the Artio Global Investors Inc. 2009 Stock Incentive Plan under which the Company’s Common Stock is authorized for issuance.

Equity Compensation Plan Information Table

Number of
Securities
Remaining
Available for
	Number of		Future Issuance
	Securities to be		Under Equity
	Issued Upon	Weighted-Average	Compensation
	Exercise of	Exercise Price of	Plans (Excluding
	Outstanding	Outstanding	Securities
	Options, Warrants	Options, Warrants	Reflected in
	and Rights	and Rights	Column (a))
Plan Category	(a)	(b)	(c)

Equity compensation plans approved by stockholders	1,856,997 (1)	—	7,307,578
Equity compensation plans not approved by stockholders	—	—	—

TOTAL	1,856,997	—	7,307,578

(1)	Reflects shares that may be issued to settle outstanding restricted stock units that have been granted to employees.

PROPOSAL 2 – ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Company is presenting the following proposal, which gives you as a stockholder the opportunity to endorse or not endorse our compensation program for named executive officers by voting for or against the following resolution. This proposal is required pursuant to Section 14A of the Exchange Act. While our Board of Directors intends to consider carefully the stockholder vote resulting from the proposal, the final vote will not be binding on us and is advisory in nature.

“RESOLVED, that the stockholders approve the compensation of the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables, and the related disclosure contained in the 2011 proxy statement set forth under “Executive Compensation”.”

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR APPROVAL OF THE
COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED PURSUANT TO ITEM 402 OF REGULATION S-K, INCLUDING THE COMPENSATION DISCUSSION AND ANALYSIS, THE COMPENSATION TABLES, AND THE RELATED DISCLOSURE CONTAINED IN THE 2011 PROXY STATEMENT SET FORTH UNDER THE HEADING “EXECUTIVE COMPENSATION”. PROXIES WILL BE VOTED FOR APPROVAL OF THE PROPOSAL UNLESS OTHERWISE SPECIFIED.

PROPOSAL 3 – ADVISORY VOTE ON FREQUENCY OF
STOCKHOLDER VOTE ON EXECUTIVE COMPENSATION

The Company is presenting the following proposal, which gives you as a stockholder the opportunity to inform the Company of how often you wish the Company to include in future proxy statements a proposal on the compensation paid to our named executive officers, such as is provided this year as Proposal 2. This proposal is required pursuant to Section 14A of the Exchange Act. While our Board of Directors intends to consider carefully the stockholder vote resulting from the proposal, the final vote will not be binding on us and is advisory in nature. Because we are required to offer stockholders four choices with respect to this proposal, it is possible that no choice will receive a majority of stockholder votes.

“RESOLVED, that the stockholders wish the Company to include in its proxy statement an advisory vote on the compensation of the Company’s named executive officers pursuant to Section 14A of the Exchange Act either every year, every two years or every three years.”

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE COMPANY TO CONDUCT AN ADVISORY VOTE ON EXECUTIVE COMPENSATION EVERY YEAR.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Policies and Procedures for Related Party Transactions

In September 2009, our Board adopted a written policy, the “Related Person Transaction Policy” pursuant to which the Nominating and Corporate Governance Committee of our Board must approve or ratify any related person transaction. A copy of the Related Person Transaction Policy is available on the Company’s website at www.ir.artioglobal.com. All Related Persons (defined below) are required to report to our Corporate Secretary any related person transaction prior to its inception and the Corporate Secretary and Chair of the Nominating and Corporate Governance Committee will determine whether it should be submitted to the Nominating and Corporate Governance Committee for consideration.

In May 2010, the Nominating and Corporate Governance Committee considered the structure of an expense sharing proposal between the Company and the Principals in connection with the Secondary Offering. Management made the expense sharing proposal because two agreements integral to the Secondary Offering, the Exchange Agreement and the Registration Rights Agreement (both described below), contained different arrangements for expense sharing, and it was not practical to allocate expenses between the two. The proposal required the Principals to pay 90% of the fees and expenses of Proskauer Rose LLP (“Proskauer”), their outside counsel, and the Company to pay the remainder until the time that Proskauer reviewed a draft of the Registration Statement on Form S-1. After that time, the Company would pay 90% of Proskauer’s fees and expenses, and the Principals would pay 10% with limited exceptions; all other fees and expenses, including those of KPMG LLP, were to be paid by the Company. The Nominating and Corporate Governance Committee approved the proposal.

For the year ended December 31, 2010, the Corporate Secretary and the Nominating and Corporate Governance Committee were aware of no other new related person transaction.

Our Related Person Transaction Policy covers all transactions, arrangements or relationships (or any series of similar transactions, arrangements or relationships) in which the Company (including any of its subsidiaries) was, is or will be a participant, and in which any Related Person had, has or will have a direct or indirect material interest.

Our Related Person Transaction Policy provides that the following transactions shall be deemed pre-approved by the Nominating and Corporate Governance Committee: (i) transactions involving the purchase or sale of products or services in the ordinary course of business, not exceeding $120,000; (ii) transactions in which the Related Person’s interest derives solely from his or her service as a director of another corporation or organization that is a party to the transaction; (iii) transactions in which the Related Person’s interest derives solely from his or her ownership of less than 10% of the equity interest in another person (other than a general partnership interest) which is a party to the transaction; (iv) transactions in which the Related Person’s interest derives solely from his or her service as a director, trustee or officer (or similar position) of a not-for-profit organization or charity that receives donations from the Company, which donations are made in accordance with the Company’s matching program that is available on the same terms to all employees of the Company; (v) compensation arrangements of any executive officer, other than an individual who is an Immediate Family Member of a Related Person, if such arrangements have been approved by the Compensation Committee; and (vi) director compensation arrangements, if such arrangements have been approved by the Board.

A “Related Person”, as defined in our Related Person Transaction Policy, means any person who is, or at any time since the beginning of the Company’s last fiscal year was, a director or executive officer of the Company; any Immediate Family Member (which means a child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, sister-in-law) or any person sharing the household (other than a tenant or employee) of a director or executive officer of the Company; any nominee for director and the Immediate Family Members of such nominee; and a beneficial owner of 5% or more of the Company’s voting securities or any Immediate Family Member of such owner.

If we become aware of an existing related person transaction that has not been approved under the Related Person Transaction Policy, the transaction will be referred to the Nominating and Corporate Governance

Committee, which will evaluate all options available, including ratification, revision or termination of such transaction. Any director who may have an interest in a related person transaction will not participate in the vote to approve such related person transaction.

Related Party Transactions

The following is a summary of material provisions of various transactions we entered into with our executive officers, management, directors or 5% or greater shareholders through 2010. The form of each agreement is filed as an exhibit to the registration statement on Form S-1 used in connection with the IPO, and the following descriptions are qualified by reference thereto.

Registration Rights Agreement

In connection with our IPO, we entered into a registration rights agreement with our Principals and GAM pursuant to which we granted them, their affiliates and certain of their transferees the right, under certain circumstances and subject to certain restrictions, to require us to register under the Securities Act shares of our Class A common stock issuable upon exchange of the New Class A Units or upon conversion of the Class C common stock, respectively, held or acquired by them. Under the registration rights agreement, the Principals and GAM have the right to request us to register the sale of their shares and can also require us to make available shelf registration statements permitting sales of shares into the market from time to time over an extended period. In addition, the agreement provides our Principals and GAM with the ability to exercise certain piggyback registration rights in connection with registered offerings requested by any of such holders or initiated by us.

Shareholders Agreements

In connection with our IPO, GAM entered into a shareholders agreement with us under which it agreed that, to the extent it has voting power as a holder of Class C common stock in excess of what it would be entitled to on a one-vote-per-share basis, it will on all matters vote such excess on the same basis and in the same proportion as the votes cast by the holders of our Class A and Class B common stock.

As long as GAM owns shares of our Class C common stock constituting at least 10% of the aggregate number of shares outstanding of our Common Stock, the agreement will permit it to appoint a member to our Board or to exercise observer rights. GAM has opted to appoint an observer to our Board, but may in the future decide to appoint a member to our Board in lieu of exercising such observer rights. If GAM’s ownership interest in us falls below 10%, it will no longer be entitled to appoint a member of our Board but it will be entitled to certain observer rights until the later of the date upon which (i) we cease to use the Julius Baer brand name pursuant to the transition services agreement between us and GAM and (ii) GAM ceases to own at least 5% of the outstanding shares of our Common Stock.

Mr. Pell entered into a shareholders agreement with us under which, if he ceases to be a member of our Board, he will be entitled to attend meetings of our Board as an observer until the date on which the restrictions on sales under the Exchange Agreement (described below) terminate.

Mr. Younes entered into a shareholders agreement with us under which he is entitled to attend meetings of our Board as an observer until the later of the date upon which (i) he ceases to be employed by us and (ii) the restrictions on sales under the Exchange Agreement (described below) terminate.

Exchange Agreement

In connection with our IPO, the Principals entered into an Exchange Agreement with us under which, from time to time, each Principal (and certain of his permitted transferees, including the GRATs) has the right to exchange his New Class A Units, which represent membership interests in Holdings, for shares of Class A common stock of the Company on a one-for-one basis, subject to customary conversion rate adjustments for stock splits, stock dividends, reclassifications and other similar transactions. Any exchange of New Class A Units is generally a taxable event for the exchanging Principal. As a result, each Principal is permitted to sell shares of Class A common stock in connection with any exchange in an amount necessary to generate proceeds (after deducting discounts and commissions) sufficient to cover the taxes payable on such exchange (calculated at an assumed tax rate, which is subject to change), based upon, at the irrevocable written election of the Principals or their permitted transferees at the time of an exchange, either the stock price on the date of the exchange or the offering price of the Class A common stock in the case of a public offering. In addition, each Principal is permitted to sell up to 20% of the remaining shares of Class A common stock that he owns (calculated assuming all New Class A Units have been exchanged by him) on or after September 23, 2010 and an additional 20% of such remaining shares of Class A common stock on or after each of the next four anniversaries. As a Principal exchanges New Class A Units for shares of our Class A common stock, our membership interests in Holdings will be correspondingly increased, the Principal’s corresponding shares of Class B common stock will be cancelled and existing holders of Class A common stock will be diluted. The restrictions on sales described above will terminate with respect to each Principal upon the occurrence of: (i) any breach by us of any of the agreements we have with such Principal that materially and adversely affects such Principal, after notice and an opportunity to cure; (ii) conduct by us of any business other than through our operating company or any of our operating company’s subsidiaries; (iii) any change of control (as defined below); or (iv) the dissolution, liquidation or winding up of Holdings. As used in the Exchange Agreement, the prohibition on “selling” Class A common stock is defined broadly to prohibit a Principal from pledging, selling, contracting to sell, selling any option or contract to purchase, purchasing any option or contract to sell, granting any option, right or warrant to purchase, lending, or otherwise transferring or disposing of, directly or indirectly, any of his shares of Class A common stock or his New Class A Units (other than transfers to permitted transferees) or entering into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Class A common stock or New Class A Units, whether any such transaction is to be settled by delivery of Class A common stock or such other securities, in cash or otherwise.

The Exchange Agreement also includes non-solicit and non-competition covenants that preclude each Principal from soliciting our employees or customers and from competing with our business generally in the period beginning with the closing of the IPO and ending two years after termination of his employment with us. The non-compete and non-solicitation provisions will terminate if a “change of control” or a “potential change of control” occurs and the relevant Principal is terminated by us without cause or resigns with good reason.

“Change of control” is defined under the Exchange Agreement as: (i) any person or group, other than the Principals, GAM and their permitted transferees (or any group consisting of such persons), (a) is or becomes the beneficial owner, directly or indirectly, of 50% or more of the voting stock of the company or, in the context of a consolidation, merger or other corporate reorganization in which the company is not the surviving entity, 50% or more of the voting stock generally entitled to elect directors of such surviving entity (or in the case of a triangular merger, of the parent entity of such surviving entity), calculated on a fully diluted basis, or (b) has obtained the power (whether or not exercised) to elect a majority of the Board (or equivalent governing body) of our company or its successors; (ii) the Board (or equivalent governing body) of our Company or its successors shall cease to consist of a majority of continuing directors, which is defined as the directors on the date of the IPO and subsequently elected directors whose election is approved by the continuing directors; (iii) we or our successors, alone or together with the Principals and the permitted transferees of the Principals, cease to own 50% or more of the equity interests of Holdings; or (iv) the sale of all or substantially all the assets of our Company or Holdings.

A “potential change of control” will deemed to have occurred if: (i) the Company enters into an agreement, the consummation of which would result in the occurrence of a change of control; (ii) the Board of our Company adopts a resolution to the effect that a potential change of control has occurred; (iii) any person commences a proxy contest, files solicitation material with the SEC, files a Statement on Schedule 13D with the SEC or commences a tender offer or exchange offer for any of the outstanding shares of our Company’s Common Stock, and a change of control occurs within nine months following any of such events; or (iv) any person commences discussions or negotiations with our Company regarding the appointment or nomination of one or more individuals as a director(s) of our Company, or commences discussions or negotiations with our Company regarding the sale or other disposition of a material product line of our Company or of a material portion of our Company’s assets, and a change of control occurs as a result of any such event or events within nine months following any such event or events.

In 2010, each Principal sold or exchanged 7.2 million New Class A Units for 7.2 million restricted shares of Class A common stock. At the time of the exchanges and sales, 7.2 million shares of Class B common stock were surrendered by each of the Principals and canceled.

Also in 2010, in order to enable the Principals to sell shares of Class A common stock to cover their taxes payable, as defined in the exchange agreement, as amended, on the exchanges discussed above, 4.2 million shares of Class A common stock were issued to the public in connection with the Secondary Offering, including 0.4 million shares issued to the underwriters that exercised a portion of their option to purchase shares of Class A common stock. The net proceeds were used to purchase and retire 2.1 million shares of Class A common stock from each Principal. We did not retain any of the proceeds related to the Secondary Offering.

Following the exchanges in 2010, each Principal retained 600,000 New Class A Units, representing an approximate 1% interest in Holdings, which are accounted for as non-controlling interests.

Amended and Restated Limited Liability Company Agreement of Holdings

As a result of the reorganization and IPO, Holdings is the sole owner of Investment Adviser. The form of the operating agreement is filed as an exhibit to the registration statement on Form S-1 used in connection with the IPO, and the following description of the operating agreement is qualified by reference thereto.

As the sole managing member of Holdings, we control all of its affairs and decision making. As such, we, through our officers and directors, will be responsible for all its operational and administrative decisions and the day-to-day management of its business. However, any issuance by Holdings of equity interests other than New Class A Units and any voluntary dissolution generally will require the consent of all members, including the Principals. In addition, any amendments to the operating agreement will require the consent of each Principal until such Principal (together with his permitted transferees) holds less than 2% of the equity interests of Holdings. The consent of each Principal also will be required for amendments to certain fundamental provisions of the operating agreement.

In accordance with the operating agreement, net profits and net losses of Holdings will be allocated to its members pro rata in accordance with the respective percentages of their New Class A Units. Accordingly, net profits and net losses are currently allocated approximately 98% to us and approximately 2% to each of our Principals.

The holders of New Class A Units, including us, generally incur U.S. federal, state and local income taxes on their proportionate share of any net taxable income of Holdings. Net profits and net losses are generally allocated to its members, including us, pro rata in accordance with the percentages of their respective New Class A Units. The operating agreement requires pro rata cash distributions to the members of Holdings in respect of taxable income allocated to such members. The cash distributions to the holders of its New Class A Units for this purpose are calculated at an assumed tax rate. Further, taxable income of Holdings for this purpose is calculated without regard to (i) any deduction arising out of any exchange pursuant to the Exchange Agreement and (ii) any deduction that we determine is not available to any member, determined as if all members were individuals, for interest expense in respect of the indebtedness incurred by it in connection with the IPO (or any interest expense in respect of any future indebtedness incurred to repay the principal of such indebtedness existing before the IPO, up to the aggregate amount of such indebtedness).

The operating agreement provides that at any time we issue a share of our Class A common stock, we are entitled to transfer the net proceeds received by us with respect to such share, if any, to Holdings and it shall be required to issue to us one New Class A Unit. Conversely, if at any time, any shares of our Class A common stock are redeemed by us for cash, we can cause Holdings, immediately prior to such redemption of our Class A common stock, to redeem an equal number of New Class A Units held by us, upon the same terms and for the same price, as the shares of our Class A common stock are redeemed.

Amended and Restated Limited Liability Company Agreement of Investment Adviser

In connection with the IPO and related reorganization transactions, we amended and restated Investment Adviser’s operating agreement. This resulted in the complete acceleration of the unvested portion of the Class B profits interests of the Principals, the elimination of both our obligation to repurchase such interests and the ability of the Principals to put their interests to Investment Adviser and the conversion of Investment Adviser’s multiple-class capital structure into a single new class of membership units.

Tax Receivable Agreement

Pursuant to the Exchange Agreement described above, from time to time we have been, and in the future we may be, required to acquire New Class A Units from the Principals in exchange for shares of our Class A common stock and the cancellation of a corresponding number of shares of our Class B common stock held by the Principals. Holdings has made an election under Section 754 of the Code effective for each taxable year in which such an exchange occurs, pursuant to which each exchange is expected to result in an increase in the tax basis of tangible and intangible assets of Holdings with respect to such New Class A Units acquired by us in such exchanges. This increase in tax basis is likely to increase (for tax purposes) depreciation and amortization allocable to us from Holdings and therefore reduce the amount of income tax we would otherwise be required to pay in the future. This increase in tax basis may also decrease gain (or increase loss) on future dispositions of certain capital assets to the extent increased tax basis is allocated to those capital assets.

In connection with the IPO, we entered into a tax receivable agreement with the Principals requiring us to pay 85% of the amount of the reduction in tax payments, if any, in U.S. federal, state and local income tax that we realize (or are deemed to realize upon an early termination of the tax receivable agreement or a change of control, both discussed below) as a result of the increases in tax basis created by each Principal’s exchanges described above. For purposes of the tax receivable agreement, reduction in tax payments will be computed by comparing our actual income tax liability to the amount of such taxes that we would otherwise have been required to pay had there been no increase to the tax basis of the tangible and intangible assets of Holdings. The term of the tax receivable agreement commenced upon the completion of the IPO and will continue until all such tax benefits have been utilized or expired, unless we exercise our right to terminate the tax receivable agreement early. If we exercise our right to terminate the tax receivable agreement early, we will be obligated to make an early termination payment to the Principals, or their transferees, based upon the net present value (based upon certain assumptions and deemed events set forth in the tax receivable agreement, including the assumption that we would have enough taxable income in the future to fully utilize the tax benefit resulting from any increased tax basis that results from each exchange and that any New Class A Units that the Principals or their transferees own on the termination date are deemed to be exchanged on the termination date) of all payments that would be required to be paid by us under the tax receivable agreement. If certain change of control events were to occur, we would be obligated to make payments to the Principals using certain assumptions and deemed events similar to those used to calculate an early termination payment.

The actual increase in tax basis, as well as the amount and timing of any payments under the tax receivable agreement, depends on a number of factors, including the price of our Class A common stock at the time of an exchange, the extent to which such exchanges are taxable, the amount and timing of our income and the tax rates then applicable.

In 2010 and 2009, the Principals sold or exchanged a total of 16.8 million New Class A Units for an equivalent number of shares of Investors’ Class A common stock. The tax benefits arising from the resultant step-up in tax basis became determinable and based on the exchange dates, an aggregate deferred tax asset of $199.6 million was established for the estimated future tax benefits resulting from the amortization of the increased tax basis. Of the deferred tax asset recorded at the time of the exchanges, $169.7 million, representing 85% of the benefits, was recorded in Due under tax receivable agreement, and the remaining 15%, or $29.9 million, was recorded in Additional paid-in capital on the Consolidated Statement of Financial Position.

The majority of our deferred tax assets are recoverable over a 15-year period assuming no changes in the relevant tax law. Recovery will depend on our ability to generate sufficient taxable income. The step-up in tax basis resulting from the exchanges of New Class A Units resulted in $197.0 million of deferred tax assets, which would require annual average taxable income of $32.8 million (at an estimated effective tax rate of 40%) to be recovered in full. Based on several factors, including historical taxable income and current levels of assets under management, we believe that it is more likely than not that there will be sufficient annual taxable income to realize the deferred tax asset and, therefore, no valuation allowance is necessary.

The tax benefits arising from the step-up in tax basis will be shared between us and the Principals under the tax receivable agreement. If we are unable to utilize all of the tax benefits from the step-up in tax basis, 85% of the unused amount, representing the Principals’ portion of such benefits, will reduce the amounts payable to them, which are classified as Due under tax receivable agreement on our Consolidated Statement of Financial Position, and the remaining 15% will be charged to Income taxes on our Consolidated Statement of Operations.

The payments under the tax receivable agreement are not conditioned on the Principals maintaining an ownership interest in us. Payments under the tax receivable agreement are expected to give rise to certain additional tax benefits attributable to further increases in basis or, in certain circumstances, in the form of deductions for imputed interest. Any such benefits are covered by the tax receivable agreement and will increase the amounts due thereunder. In addition, the tax receivable agreement will provide for interest accrued from the due date (without extensions) of the corresponding tax return to the date of payment specified by the agreement.

Although we are not aware of any issue that would cause the IRS to challenge a tax basis increase, we will not be reimbursed for any payments previously made under the tax receivable agreement if such basis increase is successfully challenged by the IRS. As a result, in certain circumstances, payments could be made under the tax receivable agreement in excess of our cash tax savings. In addition, the availability of the tax benefits may be limited by changes in law or regulations, possibly with retroactive effects.

Transition Services and Indemnification Agreements

In connection with the IPO, we entered into an indemnification and co-operation agreement with GAM under which it will indemnify us for any future losses relating to certain of our legacy activities. In addition, we entered into a transition services agreement with Julius Baer Group Ltd., pursuant to which Julius Baer Group Ltd. will provide us with certain services in connection with the operation of our business.

Indemnification Agreements with Executive Officers and Directors

We have entered into separate indemnification agreements with our executive officers and directors, which require us to indemnify them against liabilities to the fullest extent permitted by Delaware law.

Other Related Party Transactions

We earned revenue from advising our SEC-registered mutual funds, which are marketed using the Company brand. Amounts earned from such activity, which are reported as investment management fees in our financial statements, are as follows:

Year ended December 31, 2010	$189.0 million
Year ended December 31, 2009	$173.3 million
Year ended December 31, 2008	$253.9 million

Prior to the IPO, we engaged in transactions with GAM and other affiliates, as well as our mutual funds, in the ordinary course of business. Currently, we continue to engage in transactions with our mutual funds and with affiliates of GAM.

Amounts earned from sub-advising funds for affiliates, which are reported in investment management fees, are as follows:

Year ended December 31, 2010	$2.7 million
Year ended December 31, 2009	$1.9 million
Year ended December 31, 2008	$2.4 million

We held investments in registered investment companies sponsored by Artio Global Management LLC (in which certain of our employees had the choice of investing their deferred bonuses) totaling $9.1 million, $7.9 million, and $5.9 million as of December 31, 2010, 2009 and 2008, respectively. Net gains (losses) on securities held for deferred compensation were $1.1 million, $2.0 million and $(2.9) million for 2010, 2009 and 2008, respectively.

There were no allocated expenses for the years ended December 31, 2010, 2009 and 2008.

In 2010, we made a $40.1 million payment to GAM, a capital distribution declared prior to the IPO. No balance remains related to such capital distributions.

Prior to the IPO, we had a licensing fee arrangement with GAM for the use of the Julius Baer name in our products and marketing strategies. These licensing fees were $2.7 million for 2009 and $6.4 million for 2008. This arrangement was terminated in September of 2009.

Grantor Retained Annuity Trusts

In September 2009, each of our Principals transferred a portion of his existing Class B profits interest in Investment Adviser to a GRAT for which such Principal serves as settlor and trustee. The Principals, together with the GRATs, contributed their Class B profits interests to Holdings in connection with the IPO in exchange for New Class A Units in Holdings. Each GRAT also acquired a number of shares of our Class B common stock corresponding to the number of New Class A Units it received. In December 2010, each Principal contributed a portion of his interest in the Company to a second GRAT. Pursuant to SEC rules, each Principal is considered the beneficial owner of the securities held by each GRAT for which he serves as settlor and trustee.

The GRATs (together with certain permitted transferees of the Principals) generally have the same rights and obligations as the Principals (including consent rights) under each of the agreements described in this “Related Party Transactions” section, and each reference to a “Principal” in this section should be deemed to include the GRATs and such permitted transferees.

REPORT OF THE AUDIT COMMITTEE

The Company’s management has the primary responsibility for the financial statements and the reporting process, including the system of internal control over financial reporting. The Audit Committee, in its oversight role, has reviewed and discussed the audited financial statements with the Company’s management. Based on the Audit Committee’s review of the audited financial statements as of, and for, the fiscal year ended December 31, 2010, and its discussions with management regarding such audited financial statements, and its receipt of written disclosures and the statement from the independent registered public accountants required by Public Company Accounting Oversight Board Rule 3526, “Communications with Audit Committees Concerning Independence”, its discussions with the independent registered public accountants regarding such auditor’s independence, the matters required to be discussed by the Statement on Auditing Standards 61, as amended (Communication with Audit Committees, AICPA Professional Standards, Vol. 1, AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T, its discussions with the independent registered public accountants regarding significant deficiencies and material weaknesses, if any, in the Company’s system of internal control over financial reporting, and other matters the Audit Committee deemed relevant and appropriate, the Audit Committee recommended to the Board of Directors that the audited financial statements as of and for the fiscal year ended December 31, 2010, be included in the Company’s Annual Report on Form 10-K for such fiscal year.

In the performance of its oversight duties and responsibilities, during the fiscal year ended December 31, 2010, the Audit Committee also reviewed the financial statements contained in the Company’s Quarterly Report on Form 10-Q for the quarters ended March 31, 2010, June 30, 2010, and September 30, 2010 with both management and the Company’s independent registered public accountants; reviewed the Company’s quarterly earnings releases; reviewed periodic reports from management covering changes, if any, in accounting policies, procedures and disclosures, and the status of the effectiveness of internal control over financial reporting; and reviewed and discussed with management the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures (including management’s risk assessment and risk management policies).

Audit Committee of the Board of Directors

Duane R. Kullberg, Chair
Elizabeth Buse
Francis Ledwidge

PROPOSAL 4 – RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The Audit Committee of the Board is required by law and applicable NYSE rules to be directly responsible for the appointment, compensation and retention of the Company’s independent registered public accountants. The Audit Committee has appointed KPMG LLP as the independent registered public accountants for the fiscal year ending December 31, 2011. While stockholder ratification is not required, the Board is submitting the selection of KPMG LLP to the stockholders for ratification as part of good corporate governance practices. If the stockholders fail to ratify the selection, the Audit Committee may, but is not required to, reconsider whether to retain KPMG LLP. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of different independent registered public accountants at any time during the year if it determines that such a change would be in the best interest of the Company and its stockholders.

Fees Billed to the Company by KPMG LLP During Fiscal Years Ended 2010 and 2009

Audit Fees

Audit fees, including expenses, billed to the Company by KPMG LLP were $0.9 million in both 2010 and 2009. Audit fees include professional services for the audit of the Company’s financial statements included in the Company’s Annual Report on Form 10-K, the review of interim quarterly financial statements included in the Company’s Quarterly Reports on Form 10-Q, as well as stand-alone audits of certain of its subsidiaries. The fees include audits of the Company’s internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act of 2002 for the year ended 2010 only, as the Company was not required to have such an audit in 2009.

Audit-related Fees

The Company paid audit-related fees and expenses to KPMG LLP of $0.5 million in 2010, compared with $1.4 million in 2009, for audits of Company-sponsored retirement plans’ financial statements, certain Company-sponsored institutional investment vehicles, and services related to the Company’s filing of the registration statement on Form S-1 filed in June 2010.

Taxes

The Company paid tax fees and expenses to KPMG LLP for tax compliance and consulting services of $0.8 million in 2010 and $0.2 million in 2009.

All Other Fees

KPMG LLP only provided the services described above in 2010 and 2009.

The Audit Committee believes that the foregoing expenditures are compatible with maintaining the independence of the Company’s public accountants. The Audit Committee pre-approved all such audit and non-audit services by KPMG LLP that were performed during the year ended December 31, 2010.

The Audit Committee has adopted procedures for pre-approving all audit and permissible non-audit services provided by the independent registered public accountants. The Audit Committee will annually review and pre-approve the audit, review and attest services, as well as non-audit services, to be provided during the next audit cycle by the independent registered public accountants. To the extent practicable, the Audit Committee will also review and approve a budget for such services. Services proposed to be provided by the independent registered public accountants that have not been pre-approved during the annual review and the fees for such proposed services must be pre-approved by the Audit Committee, or its Chair. Additionally, fees for previously approved services that are expected to exceed the previously approved budget must also be pre-approved by the Audit Committee, or its Chair. The Chair will present any decisions to the full Audit Committee at the next regularly scheduled meeting. All requests or applications for the independent registered public accountants to provide services to the Company shall be submitted to the Audit Committee by the

Chief Financial Officer or one of the Controllers and must address whether, in his or her view, the request or application is consistent with applicable laws, rules and regulations relating to auditor independence.

Representatives of KPMG LLP are expected to be present at the Annual Meeting, with an opportunity to make a statement should they choose to do so, and to be available to respond to questions, as appropriate.

Required Vote

The proposal to ratify the appointment of KPMG LLP as independent registered public accountants will require affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE RATIFICATION OF THE
SELECTION OF KPMG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2011.

OTHER MATTERS

Management of the Company is not aware of other matters to be presented for action at the 2011 Annual Meeting. However, if other matters are presented, it is the intention of the persons designated as the Company’s proxies to vote in accordance with their judgment on such matters.

SECTION 16(a) BENEFICIAL OWNERSHIP COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s executive officers, directors and persons who own more than 10% of the Company’s Common Stock to file initial reports of ownership and changes in ownership with the SEC. To the Company’s knowledge, with respect to the fiscal year ended December 31, 2010, all applicable filings were timely made except: (i) the Company filed a late Form 4 on May 21, 2010 to report the acquisition of shares of Common Stock by Elizabeth Buse; and (ii) the Company filed late Forms 4 on June 22, 2010, September 29, 2010, and December 20, 2010 for Messrs. Harte, Spilka, Wisher and Williams to report their receipt of dividend equivalents relating to their holdings of restricted stock units.

STOCKHOLDER PROPOSALS FOR THE 2012 ANNUAL MEETING

Stockholder proposals intended to be included in the proxy statement relating to the Company’s 2012 annual meeting pursuant to Rule 14a-8 (“Rule 14a-8”) under the Exchange Act must be received by the Corporate Secretary of the Company at 330 Madison Avenue, New York, New York 10017, no later than the close of business on December 31, 2011, and must otherwise comply with Rule 14a-8.

Any stockholder proposals received outside of the Rule 14a-8 procedure for consideration at the Company’s 2012 annual meeting must comply with the requirements set forth in our bylaws and must be delivered to the Corporate Secretary of the Company at 330 Madison Avenue, New York, New York 10017, no later than March 7, 2012, but no earlier than February 6, 2012, or such notice will be considered untimely under our bylaws. If such timely notice of a stockholder proposal is not given, the proposal may not be brought before the 2012 annual meeting. The deadlines above are calculated by reference to the date of this year’s Annual Meeting.

If the date of next year’s annual meeting is scheduled earlier than April 6, 2012 or later than July 5, 2012, a timely notice must be received by the Company no later than 70 days prior to the date of the 2012 annual meeting and the 10th day following the day on which a public announcement of the date of the meeting was made. If such a change occurs, we will inform stockholders of such change and the effect of such change within the dates provided above, by including notice under Item 5 of Part II in our earliest possible quarterly report on Form 10-Q, or, if that is impracticable, by other means reasonably calculated to inform our stockholders of such change and the new deadlines.

HOUSEHOLDING

To reduce the expense of delivering duplicate proxy materials to stockholders who may have more than one account holding the Company’s Common Stock, but sharing the same address, we have adopted a procedure approved by the SEC called “householding”. Under this procedure, certain registered stockholders who have the same address and last name, and who do not participate in electronic delivery of proxy materials, will receive only one copy of our Notice of Internet Availability and, as applicable, any additional proxy materials that are delivered until such time as one or more of these stockholders notifies us that they want to receive separate copies. Stockholders who participate in householding will continue to have access to and utilize separate proxy voting instructions.

If you are a registered stockholder and would like to have separate copies of the Notice of Internet Availability or proxy materials mailed to you in the future, you must submit a request to opt out of householding in writing to Broadridge Financial Solutions, Inc., Householding Department, 51 Mercedes Way, Edgewood, New York 11717 or call Broadridge Financial Solutions, Inc. at 1-800-542-1061, and we will cease householding all such documents within 30 days. If you are a beneficial stockholder, information regarding householding of proxy materials should have been forwarded to you by your bank or broker. Registered stockholders are those stockholders who maintain shares under their own names. Beneficial stockholders are those stockholders who have their shares deposited with a bank or brokerage firm.

If you are a stockholder that shares an address with other stockholders and you wish to receive only one copy of proxy materials, but have received multiple copies of proxy materials, please contact our Investor Relations department at ir@artioglobal.com.

Please note that if you want to receive a paper proxy card, voter instruction form or other proxy materials for purposes of this year’s Annual Meeting, you should follow the instructions included in the Notice of Internet Availability that was sent to you.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you receive your proxy materials by mail, we encourage you to elect to receive future copies of proxy statements and annual reports by e-mail. To enroll in the online program, go to www.proxyvote.com, click on Stockholder Electronic Delivery and follow the enrollment instructions. Upon completion of enrollment, you will receive an e-mail confirming the election to use the electronic delivery services. The enrollment in the online program will remain in effect for as long as your brokerage account is active or until enrollment is cancelled. Enrolling to receive proxy materials online will save the Company the cost of printing and mailing documents, as well as help preserve our natural resources.

Your vote is important. Please sign, date, and return your proxy card by mail, or submit your proxy over the Internet or by telephone promptly.

By Order of the Board of Directors,

Adam R. Spilka
Corporate Secretary

New York, New York
March 21, 2011

ARTIO GLOBAL INVESTORS INC.
330 MADISON AVENUE
NEW YORK, NY 10017
VOTE BY INTERNET
Before The Meeting - Go to www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
During The Meeting - Go to www.virtualshareholdermeeting.com/ART2011
You may attend the Meeting via the Internet and vote during the Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
M30989-P06249	KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

ARTIO GLOBAL INVESTORS INC.		For	Withhold	For All	To withhold authority to vote for any individual
		All	All	Except	nominee(s), mark “For All Except” and write the
Vote on Directors					number(s) of the nominee(s) on the line below.

The Board of Directors recommends you vote FOR ALL:		☐	☐	☐

1.	Election of Directors

Nominees:

01) Elizabeth Buse
02) Francis Ledwidge

Vote on Proposals

The Board of Directors recommends you vote FOR the following proposal:			For	Against	Abstain

2.
Approval of the compensation of the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables, and the related disclosure contained in the 2011 proxy statement.
			☐	☐	☐

The Board of Directors recommends you vote 1 YEAR on the following proposal:		1 Year	2 Years	3 Years	Abstain

3.	Frequency of conducting an advisory vote on executive compensation.	☐	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposal:			For	Against	Abstain

4.	The ratification of KPMG LLP as independent registered public accountants for the fiscal year ending December 31, 2011.		☐	☐	☐
NOTE: Such other business as may properly come before the meeting or any adjournment thereof.
Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement, Annual Report and Form 10-K are available at www.proxyvote.com.

M30990-P06249

ARTIO GLOBAL INVESTORS INC.
Annual Meeting of Stockholders
May 6, 2011 9:00 a.m. (Eastern Time)
This proxy is solicited by the Board of Directors
Dear Stockholder:
You are cordially invited to attend the 2011 Annual Meeting of Stockholders (“Annual Meeting”) of Artio Global Investors Inc. (the “Company”). Our Annual Meeting will be held on Friday, May 6, 2011, at 9:00 a.m. (Eastern Time). We are pleased that this year’s Annual Meeting will be a completely virtual meeting of stockholders. You will be able to attend the Annual Meeting, and vote and submit your questions during the Annual Meeting, via live webcast by visiting www.virtualshareholdermeeting.com/ART2011. You will need the 12-Digit Control Number included in this proxy card in order to be able to access the Annual Meeting. The undersigned hereby appoints Adam Spilka and Francis Harte as proxies, each with full power of substitution, to represent and vote as designated on the reverse side, all shares of common stock of Artio Global Investors Inc., held of record by the undersigned on March 14, 2011, at the Annual Meeting.
This proxy is solicited on behalf of the Board of Directors of the Company. This proxy, when properly executed, will be voted in accordance with the instructions given on the reverse side. If no instructions are given, this proxy will be voted “FOR” the election of the nominees listed in proposal 1, “FOR” proposal 2, “ONE YEAR” for proposal 3, and “FOR” proposal 4. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting.
Continued and to be signed on reverse side